UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

CROSS COUNTRY HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROSS COUNTRY HEALTHCARE, INC.
6551 Park of Commerce Boulevard
Boca Raton, Florida 33487

April 2, 2015

Dear Cross Country Healthcare Stockholder:

I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 12, 2015 at 11:00 a.m. Eastern Time at the offices of Proskauer Rose LLP at Eleven Times Square, New York, New York 10036-8299.

On the following pages, you will find the Notice of Meeting, which lists the matters to be considered and acted upon at the meeting, and the Proxy Statement. After the formal business session, we will discuss the financial results for 2014 and report on current operations.

Your vote is very important regardless of the number of shares you own. Detailed voting instructions appear on page 1 of the Proxy Statement. The Board of Directors unanimously recommends that you vote “FOR” Proposals I, II, and III described in the Proxy Statement.

Sincerely,

William J. Grubbs President and Chief Executive Officer

CROSS COUNTRY HEALTHCARE, INC.
6551 Park of Commerce Boulevard
Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2015

To the Holders of Common Stock:

The Annual Meeting of Stockholders of Cross Country Healthcare, Inc. (the “Company”) will be held at the offices of Proskauer Rose LLP at Eleven Times Square, New York, New York 10036-8299 on Tuesday, May 12, 2015, at 11:00 a.m. Eastern Time for the following purposes:

1. The election of seven directors to the Company’s Board of Directors to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;

2. The approval and ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3. The non-binding advisory vote to approve compensation of the Company’s named executive officers, as described in this proxy statement; and

4. To transact such other business, if any, as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 17, 2015 are entitled to receive notice of, and to vote at, the Annual Meeting.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to be Held on May 12, 2015.

The Proxy Statement and the Annual Report to stockholders are available online at our website at http://ir.crosscountryhealthcare.com. We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

By Order of the Board of Directors,

Susan E. Ball General Counsel and Secretary

April 2, 2015

YOUR VOTE IS IMPORTANT. ACCORDINGLY, THE COMPANY URGES YOU TO
COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF
WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING. STOCKHOLDERS CAN
ALSO RETURN THEIR VOTE BY THE INTERNET OR BY PHONE – PLEASE SEE
THE PROXY CARD FOR VOTING INSTRUCTIONS.

CROSS COUNTRY HEALTHCARE, INC.
6551 Park of Commerce Boulevard
Boca Raton, Florida 33487

PROXY STATEMENT

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation by the Board of Directors of Cross Country Healthcare, Inc. (“Cross Country,” “the Company,” “our,” “we,” or “us”), a Delaware corporation, of proxies to be voted at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement thereof.

You are invited to attend our Annual Meeting on Tuesday, May 12, 2015, beginning at 11:00 a.m. Eastern Time at the offices of Proskauer Rose LLP at Eleven Times Square, New York, New York 10036-8299.

Electronic Notice and Mailing. Pursuant to the rules promulgated by the Securities and Exchange Commission, or the Commission, we are making our proxy materials available to you on the Internet. Accordingly, we will mail a Notice of Internet Availability of proxy materials (which we refer to as the Notice of Internet Availability) to the beneficial owners of our common stock, par value $.0001 per share, or Common Stock, on or about April 2, 2015. From the date of the mailing of the Notice of Internet Availability until the conclusion of the Annual Meeting, all beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com. All stockholders will have an opportunity to request a paper or e-mail delivery of these proxy materials.

The Notice of Internet Availability will contain:

•	the date, time and location of the Annual Meeting, the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter;
•	the Internet address that will enable access to the proxy materials;
•	a comprehensive listing of all proxy materials available on the website;
•	a toll-free phone number, e-mail address and Internet address for requesting either paper or e-mail delivery of proxy materials;
•	the last reasonable date a stockholder can request materials and expect them to be delivered prior to the meeting; and
•	instructions on how to access the proxy card.

You may also request a paper or e-mail delivery of the proxy materials on or before the date provided in the Notice of Internet Availability by calling 1-800-579-1639. We will fill your request within three business days. You will also have the option to establish delivery preferences that will be applicable for all your future mailings.

How to Vote. Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of four ways:

(1)	By Internet: Go to the website www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.
(2)	By Telephone: Call the toll-free number 1-800-690-6903 to vote by telephone. You will need to follow the instructions on your proxy card and the recorded instructions.
(3)	By Mail: If you prefer, you can contact us to obtain copies of all proxy materials, including proxy cards, by calling 1-800-579-1639, or by mail: Cross Country Healthcare, Inc., General Counsel, at 6551 Park of Commerce Blvd., Boca Raton, Florida, 33487. If you contact us to request a proxy card, please mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope, that we will provide. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4)	In Person: You can attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Record holders and other beneficial owners holding shares in the name of a bank, broker or other holder of record (“street name”) or their proxies may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies to vote in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not mail a proxy card.

If your shares are held in street name you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to stockholders owning shares through most banks and brokers.

Stockholders Entitled to Vote. Persons holding shares of our Common Stock at the close of business on March 17, 2015, the record date for the Annual Meeting, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 32,018,017 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Revocability of Proxies. You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice of revocation to us (to the attention of the Inspectors of Election), timely delivering a valid, later-dated proxy or voting by ballot at the Annual Meeting. Please note that attendance at the Annual Meeting will not by itself revoke a proxy.

Vote at the Annual Meeting. Your mail-in vote, your e-vote or vote by telephone will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in “street name,” as described above, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card, or vote by internet or telephone but fail to give voting instructions, the shares represented by the proxy will be voted by the Proxy Committee as recommended by the Board of Directors. The Proxy Committee consists of William J. Grubbs and Thomas C. Dircks.

Other Matters. Proxy cards, unless otherwise indicated by the stockholder, confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which may be properly presented for action at the Annual Meeting even if not covered herein. If any of the nominees for director named in Proposal I—Election of Directors should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee. The Board of Directors is not aware of any matter for action by the stockholders at the Annual Meeting other than the matters described in the Notice.

Quorum. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding entitled to vote at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Required Vote; Abstentions and Broker Non-Votes. Directors will be elected by a majority of the votes cast at the Annual Meeting in an uncontested election. Votes withheld, abstentions and broker non-votes will not have any effect on the outcome of voting with respect to the election of directors, unless no affirmative votes are received for a nominee. The affirmative vote of holders of a majority of shares represented at the Annual Meeting, in person or by proxy and entitled to vote is required for approval of the election of seven directors to the Company’s Board of Directors to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified, appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and the non-binding vote regarding the compensation of the Company’s named executive officers as described in this proxy statement. Abstentions have the same effect as a vote against any proposal. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any proposal.

Proxy Solicitation. We will bear the cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Stockholder Communications. The Board of Directors has adopted a process by which stockholders may communicate with our directors. Any stockholder wishing to do so may call our toll-free phone number at 800-354-7197 or send an e-mail to governance@crosscountryhealthcare.com. All such communications will be kept confidential and forwarded directly to the Board of Directors or any individual director or committee of the Board of Directors, as applicable.

Code of Ethics and Business Ethics Policy. We have adopted a code of ethics and a business ethics policy that applies to all of our employees, including executive officers and the Board of Directors. The code of ethics and business ethics policy are available on our website at www.crosscountryhealthcare.com under “Investor Relations” and the code of ethics has been filed with the Commission as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004 (filed as Exhibit 14.1 on March 16, 2005), and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 17, 2015, regarding the beneficial ownership of our Common Stock by each person who is known by us to be the beneficial owner of 5% or more of our Common Stock, our Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer and the three most highly compensated persons (other than the CEO and CFO) who were serving as executive officers at December 31, 2014 (referred to herein as Named Executive Officers, or the NEOs), each of our directors and director nominees, and all directors and executive officers as a group. The percentages in the last column are based on 32,018,017 shares of Common Stock outstanding on March 17, 2015, plus the number of shares of Common Stock deemed to be beneficially owned by such individual or group pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or members of the group named in the first column and such individual or group members have sole voting and dispositive power with respect to the shares shown. For purposes of this table, beneficial ownership is determined in accordance with federal securities laws and regulations. Persons shown in the table disclaim beneficial ownership of all securities not held by such persons directly and inclusion in the table of shares not owned directly by such persons does not constitute an admission that such shares are beneficially owned by the director or officer for purposes of Section 16 of the Exchange Act or any other purpose. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 17, 2015 are deemed outstanding for computing the ownership percentage of the stockholder holding such shares, but are not deemed outstanding for computing the ownership percentage of any other stockholder.

Name	Number of Shares of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock Owned
JPMorgan Chase & Co.	3,523,049	(a)(b)	11.0%
Benefit Street Partners L.L.C. and Providence Equity Capital Markets L.L.C.	3,521,127	(a)(c)	11.0%
Blackrock Inc.	3,340,250	(a)(d)	10.4%
Dimensional Fund Advisors LP	2,644,398	(a)(e)	8.3%
Wells Fargo & Company	2,457,345	(a)(f)	7.7%
Skyline Asset Management, L.P.	2,134,264	(a)(g)	6.7%
Vickie Anenberg	251,653	(h)(i)	*
Susan E. Ball	197,302	(h)(i)	*
William J. Burns	66,759	(h)(i)	*
W. Larry Cash	89,520	(h)(i)	*
Deborah A. Dean	44,779	(h)(i)	*
Thomas C. Dircks	56,531	(h)(i)	*
Gale Fitzgerald	67,520	(h)(i)	*
William J. Grubbs	203,094	(h)(i)	*
Emil Hensel	242,704	(h)(i)	*
Richard M. Mastaler	47,893	(h)(i)	*
Mark Perlberg	—	(h)(i)	*
Joseph A. Trunfio PhD	103,320	(h)(i)	*
All directors and executive officers as a group	1,443,488	(j)	4.5%

*	Less than 1%
(a)	Addresses are as follows: JPMorgan Chase & Co., 270 Park Ave., New York, NY 10017; Benefit Street Partners L.L.C. (“BSP”) and Providence Equity Capital Markets L.L.C. (“PECM”), 9 West 57th Street, Suite 4700, New York, NY 10019, BlackRock, Inc., 55 East 52nd Street, New York, NY 10022; Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746; Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104; and Skyline Asset Management, L.P., 120 South LaSalle Street, Suite 1320, Chicago, IL 60603.

(b)	The information regarding the beneficial ownership of shares by JPMorgan Chase & Co. was obtained from its statement on Schedule 13G/A, filed with the Commission on January 13, 2015. Such statement discloses that JP Morgan & Co. possesses sole voting power over 3,119,799 shares and sole dispositive power over 3,482,849 shares.
(c)	The information regarding the beneficial ownership of shares by BSP, PECM, and their principals was obtained from its statement on Schedule 13G, filed with the Commission on July 10, 2014. Such statement discloses that BSP possesses shared voting and dispositive power over 2,690,000 shares; PECM has shared and dispositive voting power over 831,127 shares; and each of Jonathan M. Nelson, Paul J. Salem, Glenn M. Creamer, and Thomas J. Gahan have shared voting and dispositive power over 3,521,127 shares.
(d)	The information regarding the beneficial ownership of shares by BlackRock, Inc. was obtained from its statement on Schedule 13G, filed with the Commission on January 15, 2015. Such statement discloses that BlackRock, Inc. possesses sole voting power over 3,283,640 shares and sole dispositive power over 3,340,250 shares.
(e)	The information regarding the beneficial ownership of shares by advisory clients of Dimensional Fund Advisors LP was obtained from its statement on Schedule 13G, filed with the Commission on February 5, 2015. In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses sole investment and/or voting power over 2,552,711 shares and sole dispositive power over 2,644,398 shares.
(f)	The information regarding the beneficial ownership of shares by Wells Fargo & Company was obtained from its statement on Schedule 13G, filed with the Commission on February 5, 2015. Such statement discloses that Wells Fargo & Company possesses shared voting and dispositive power over 2,455,802 shares.
(g)	The information regarding the beneficial ownership of shares by Skyline Asset Management, L.P was obtained from its statement on Schedule 13G, filed with the Commission on February 17, 2015. Such statement discloses that Skyline Asset Management, L.P. possesses sole dispositive and voting power over 2,134,264 shares.
(h)	Includes shares of Common Stock which such individuals have the right to acquire through the exercise of stock options within 60 days of March 17, 2015 as follows: Vickie Anenberg, 102,881; Susan E. Ball, 77,297; William J Burns, 0; W. Larry Cash, 10,000; Deborah Dean, 5,625; Thomas C. Dircks, 0; Gale Fitzgerald, 0; William J. Grubbs, 25,000; Emil Hensel, 5,427; Richard M. Mastaler, 0; Mark Perlberg, 0; Joseph A. Trunfio, 10,000. Includes Restricted Shares as follows: Vickie Anenberg, 68,116; Susan E. Ball, 60,704; William J Burns, 66,759; W. Larry Cash, 33,418; Deborah A. Dean, 35,255; Thomas C. Dircks, 31,570; Gale Fitzgerald, 33,418; William J. Grubbs, 114,551; Emil Hensel, 0; Richard M. Mastaler, 33,411; Mark Perlberg, 0; and Joseph A. Trunfio, 33,418.
(i)	Address is c/o Cross Country Healthcare, Inc., 6551 Park of Commerce Boulevard, Boca Raton, Florida 33487.
(j)	Includes 241,855 shares of Common Stock which the directors and executive officers have the right to acquire through the exercise of stock options within 60 days of March 17, 2015 and 569,428 shares of Restricted Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons beneficially owning 10% or more of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act that requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for the year ended December 31, 2014 and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for such fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of 10% or more of our Common Stock.

PROPOSAL I
ELECTION OF DIRECTORS

The Board of Directors currently consists of six members. All of the directors currently serving on the Board of Directors have been nominated by the Governance and Nominating Committee of the Board of Directors to stand for re-election at the Annual Meeting of Stockholders for one-year terms. The Board of Directors unanimously approved these nominations. In addition, the Governance and Nominating Committee nominated Mark Perlberg to stand for election at the Annual Meeting of Stockholders for a one-year term and the Board of Directors unanimously approved such nomination. Each nominee elected will hold office until the Annual Meeting of Stockholders to be held in 2016 and until a successor has been duly elected and qualified unless, prior to such meeting a director shall resign, or his or her directorship shall become vacant due to his or her death, resignation or removal. All nominees other than Mr. Perlberg were elected at the Annual Meeting of Stockholders held in 2014.

Each nominee has agreed to serve, if elected, and management has no reason to believe that they will be unavailable to serve. If any of the nominees should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee. Shares properly voted will be voted FOR the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. A proxy cannot be voted for a greater number of persons than the seven nominees named below. Directors are elected by a majority of the votes cast in an uncontested election. Votes withheld, abstentions and broker non-votes will not have any effect on the outcome of voting with respect to the election of directors unless no affirmative votes are received for a nominee. The following seven individuals have been nominated for election at the Annual Meeting of Stockholders for a one-year term ending upon the 2016 Annual Meeting of Stockholders:

Name	Age	Position
William J. Grubbs	57	President, Chief Executive Officer and Director
W. Larry Cash	66	Director
Thomas C. Dircks	57	Chairman of the Board and Director
Gale Fitzgerald	64	Director
Richard M. Mastaler	69	Director
Mark Perlberg	59	Director
Joseph A. Trunfio, PhD	68	Director

The Board recommends that holders vote “FOR” the election of the nominees.

In selecting qualified individuals to serve on our Board of Directors, among other attributes, we look for those individuals who possess characteristics that include integrity, business experience, financial acumen and leadership abilities, familiarity with our business and businesses similar or analogous to ours, and the extent to which a candidate’s knowledge, skills, background and experience are already represented by other members of our Board of Directors. In addition, in composing a well-rounded Board of Directors, we look for those individuals possessing a diversity of complementary skills, core-competencies and expertise, including diversity with respect to age, gender, national origin and race, for the optimal functioning of the Board and with a view toward constituting a Board with the appropriate skills and experience necessary to oversee our business.

The following information sets forth the principal occupation and employment during at least the past five years of each director nominee, positions and offices with us, specific skills, attributes and qualifications and certain other information. In addition, we have summarized for each director nominee why such director nominee has been chosen to serve on our Board of Directors. No family relationship exists among any of the nominees or executive officers.

William J. Grubbs became President, Chief Operating Officer and a director of the Company on April 1, 2013. He became Chief Executive Officer of the Company on July 5, 2013. From October 2012 through March 2013, Mr. Grubbs was Executive Vice President and Chief Operating Officer of Trueblue, Inc., a staffing company. From 2005 through 2011, Mr. Grubbs held various senior executive positions with SFN Group, Inc., a staffing company formerly known as Spherion Corporation. Mr. Grubbs holds a B.S. degree in Computer Science from University of New Hampshire. He is currently on the advisory boards of Diversant, LLC and Lannick Group of Companies.

The Board has concluded that Mr. Grubbs should serve as a director due to his extensive executive level management skills and operational experience.

W. Larry Cash has been a director and Audit Committee member since October 2001 and a Compensation Committee member since May 2006. He is currently President of Financial Services and Chief Financial Officer of Community Health Systems. He joined Community Health Systems as Vice President and Chief Financial Officer in September 1997 and was named to the board of directors of Community Health Systems in 2001. Prior to joining Community Health Systems, Mr. Cash served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana, Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He received his B.S. in Accounting from the University of Kentucky at Lexington.

For at least ten years, Mr. Cash has been recognized as one of the top three chief financial officers in the healthcare sector by Institutional Investor magazine. He was named Business Tennessee’s first ever CFO of the Year in 2008 and also earned that distinction in the public companies category from the Nashville Business Journal in 2009.

The Board has concluded that Mr. Cash should serve as a director due to his extensive executive level management skills, corporate financial management and operational experience. Additionally, Mr. Cash has a vast understanding of many aspects of the healthcare industry and brings solid expertise and proven leadership skills to the Board.

Thomas C. Dircks has been a director since July 1999 and was elected to serve as Chairman of the Board of Directors on August 2, 2013. Mr. Dircks served as a member of the Compensation Committee from October 2001 through December 2013, and as a member of the Governance and Nominating Committee from March 2004 through December 31, 2013. Mr. Dircks has been Managing Partner of Charterhouse Group, Inc., a private equity firm (“Charterhouse”) since June 2002. Mr. Dircks served as President of Charterhouse from June 2001 until June 2002 and served as Executive Vice President of Charterhouse from July 2000 until June 2001. He has been employed as an executive officer of Charterhouse since 1983. He was previously employed as a Certified Public Accountant at a predecessor of PricewaterhouseCoopers, LLP. He holds a B.S. in Accounting and a Masters of Business Administration from Fordham University.

The Board has concluded that Mr. Dircks should serve as a director due to his extensive executive management, accounting, tax, mergers and acquisition, and strategic planning expertise. Additionally, Mr. Dircks’ risk management skills and financial acumen add an important dimension to our Board’s composition.

Gale Fitzgerald has been a director and member of the Audit Committee since May 2007, and since January 2014 has served as the Chairperson of the Governance and Nominating Committee. Ms. Fitzgerald is a retired principal of TranSpend, Inc., a consulting company. Before co-founding TranSpend, Inc. in 2003, she served as the President of QP Group, Inc. Prior to joining QP Group, Inc., she served as the Chairman and Chief Executive Officer of Computer Task Group, Inc. from 1994 to 2000. She joined Computer Task Group, Inc. in 1991 as Senior Vice President and was promoted to President and Chief Operating Officer in July 1993. Prior to joining Computer Task Group, Inc., she was Vice President, Professional Services at International Business Machines Corporation, which evolved into IBM Global Services. Ms. Fitzgerald worked at IBM for 18 years in various technical, marketing and management positions. She is currently on the Boards of Health Net, Inc. and Diebold, Inc. Ms. Fitzgerald has a B.A. in Government from Connecticut College and a Masters in Theology from Augustine Institute in Denver, Colorado.

The Board has concluded that Ms. Fitzgerald should serve as a director because of her extensive executive leadership experience and management skills. Ms. Fitzgerald’s expertise provides an invaluable resource to the Board with respect to corporate and strategic planning and assessing and managing risks.

Richard M. Mastaler has been a director since June 21, 2011. Mr. Mastaler has served on the Audit Committee and Governance and Nominating Committee since January 2014. Mr. Mastaler is the Chairman and Chief Executive Officer of Managed Health Venture, Inc., a managed care consulting firm, which he founded in 2002. He previously held executive-level positions with CCN Managed Care, Inc., Magellan Health Services, Inc., Preferred Health Networks, QualMed, Inc., Humana Medical Plan, Unilab Corporation, and three Humana hospitals. He also is a Fellow of the American College of Healthcare Executives. Mr. Mastaler currently serves on the Advisory Counsel of the University of California San Diego. Mr. Mastaler holds a Bachelor of Science degree in Business Administration from Florida State University and a Master’s degree in Healthcare Administration from George Washington University.

The Board has concluded that Mr. Mastaler should serve as a director because of his extensive healthcare and management experience. Mr. Mastaler’s experience in the healthcare industry provides an excellent resource to the Board for strategic planning and leadership purposes.

Mark Perlberg is nominated to join the Board in May 2015. He is currently President and Chief Executive Officer of Oasis Outsourcing, one of the nation’s leading Professional Employer Organizations. He has served in that capacity since October 2003. Prior to joining Oasis Outsourcing, Mr. Perlberg held a series of executive positions with Profit Recovery Group, the John Harland Group and Western Union. Prior to joining Western Union, he practiced law in New Jersey. Mr. Perlberg received his B.A. degree in History from the University of Rochester and his Juris Doctor degree from Boston College Law School.

The Board has concluded that Mr. Perlberg should serve as a director due to his extensive executive management and leadership experience in growing companies both organically and through acquisitions. Mr. Perlberg’s success during his career in overseeing the delivery of alternative workforce solutions brings a new perspective to the Company.

Joseph A. Trunfio, PhD has been a director since October 2001. He has served on the Governance and Nominating Committee since May 2006 and was appointed to the Compensation Committee as its Chairman, effective January 1, 2014. Mr. Trunfio served on the Audit Committee from October 2001 until December 2013. He has served as President and Chief Executive Officer of Atlantic Health System, a not-for-profit hospital group, since March 1999, where he is a member of the Board of Trustees. From July 1997 to February 1999, Mr. Trunfio served as President and Chief Executive Officer of Via Caritas Health System, a not-for-profit hospital group. Prior to his position with Via Caritas Health System, he served as President and Chief Executive Officer of SSM Healthcare Ministry Corp., a not-for-profit hospital group. Mr. Trunfio received his B.A. from St. John’s University (N.Y.) and holds a Ph.D. in Clinical Psychology from the University of Miami.

The Board has concluded that Mr. Trunfio should serve as a director due to his extensive executive management and leadership experience. Mr. Trunfio brings to the Board a depth of understanding of the delivery of healthcare delivery system in the United States, our business and the various challenges we face in the evolving healthcare industry.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors observes all criteria for independence established by the Nasdaq Stock Market, or Nasdaq, under its applicable Listing Rules. As such, the Board of Directors has determined each of the following directors and nominees to be an “independent director” under the meaning of Rule 5605(a) (2) of the Nasdaq Listing Rules:

W. Larry Cash
Thomas C. Dircks
Gale Fitzgerald
Richard M. Mastaler
Mark Perlberg
Joseph A. Trunfio, PhD

The Board of Directors has also determined that each member of the Audit, Compensation and Governance and Nominating Committees meets the applicable independence requirements set forth by Nasdaq, the Commission and the Internal Revenue Service. The Board of Directors has further determined that W. Larry Cash, a member and Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules promulgated by the Commission and, as such, Mr. Cash satisfies the requirements of Rule 5605(c)(2) of the Nasdaq Listing Rules.

Board Committees and Meetings

Meetings of the Board of Directors. During the year ended December 31, 2014, there were 7 meetings of the Board of Directors. Each director who served in such capacity during the year ended December 31, 2014 attended at least 90% of the aggregate number of meetings of the Board of Directors and of the committee or committees thereof on which he or she served. All of the directors nominated for election to the Board except Mr. Perlberg were members of the Board for the entire 2014 year. It is the practice of the Board of Directors to have the independent directors meet in an executive session at each meeting of the Board. It is also our practice that all directors should attend the Annual Meeting of Stockholders. All of the then directors attended the 2014 Annual Meeting.

Board Leadership Structure and Role in Risk Oversight

Our Company is led by Mr. William J. Grubbs, who has served as our President and Chief Executive Officer since July 5, 2013. Our Board of Directors is currently comprised of Mr. Grubbs, our Chief Executive Officer, and five independent directors. Each of our Audit, Compensation and Governance and Nominating Committees are comprised entirely of independent directors. While risk management is primarily the responsibility of our management team, the Board is responsible for the overall supervision of our risk management activities which occurs at both the full Board level and at the committee level. Our Audit Committee also has the responsibility to, among other things, review with management, the Company’s policies regarding major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews with management, the policies governing the process by which risk assessment and risk management are undertaken and has oversight for the effectiveness of management’s enterprise risk management process that monitors key business risks facing us. In addition to our Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee assesses risk that could result from the structure and design of our executive compensation programs, our incentive compensation plans, director compensation, perquisites and compliance with the Sarbanes-Oxley Act of 2002 regarding prohibitions on loans to executive officers and directors. The Governance and Nominating Committee evaluates risks with respect to succession planning, corporate governance matters and the background and suitability of director nominees. Additionally, the Board of Directors continually evaluates our risks related to liquidity, operations, credit, regulatory compliance and fiduciary risks, and the processes in place to monitor and control such exposures. Management also provides regular updates throughout the year to the respective committees regarding management of the risks they oversee, and each of these committees report their findings to the full Board, including any areas of risk that require Board attention. Additionally, the full Board reviews our short- and long-term strategies, including consideration of risks facing us and their potential impact.

The Board of Directors has determined that our current board leadership structure is appropriate and helps to ensure proper risk oversight for us for a number of reasons, the most significant of which are as follows:

•	our Chief Executive Officer is the individual selected by the Board of Directors to manage us on a day-to-day basis and his direct involvement in our operations makes him best positioned to consult with our Board to create appropriate agendas for Board meetings and determine the time allocated to each agenda item in discussions of our short- and long-term objectives, as well as lead productive strategic planning sessions with the Board;
•	Members of the Board and are kept informed of our business by various documents sent to them before each meeting and as otherwise requested, as well as through oral reports made to them during these meetings by our Chief Executive Officer, Chief Financial Officer and other senior executives;
•	our Board structure provides strong oversight by independent directors, in particular because non-management directors meet separately, the Board is advised of all actions taken by the various committees of the Board, they have full access to all of our books, records and reports;
•	Members of the Board have direct access to the management team and those individuals are available at all times to answer questions from the Board Members;
•	our Board has extensive management experience in business and, in particular, the healthcare industry in which we operate; and

•	the continuity and tenure of our Board provide a valuable source of institutional knowledge regarding our evaluation and current makeup.

Committees of the Board of Directors. Our Board of Directors has three standing committees: Audit, Compensation and Governance and Nominating Committees. Each of these committees is comprised solely of independent directors within the meaning of Rule 5605(a) (2) of the Nasdaq Listing Rules. Each committee operates pursuant to a committee charter. The charters of each of the Audit, Compensation and Governance and Nominating Committees are available on our website at www.crosscountryhealthcare.com by choosing the “Investor Relations” link, clicking on the “Corporate Governance” section and selecting the respective charter under “View.”

The current composition of our Board’s standing committees is as follows:

Audit Committee

The Audit Committee consists of Messrs. Cash and Mastaler and Ms. Fitzgerald. Mr. Cash joined the Audit Committee upon his appointment to the Board in October 2001; Ms. Fitzgerald joined the Audit Committee upon her appointment to the Board in May 2007; and Mr. Mastaler was appointed to serve on the Audit Committee, effective January 1, 2014. Mr. Cash is the Chairman of the Audit Committee. Messrs. Cash and Mastaler and Ms. Fitzgerald are independent directors under the Commission’s rules and Nasdaq’s Listing Rules for Audit Committees. The Audit Committee has adopted a written charter, which is available on our website as described under “Committees of the Board of Directors.” The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of our financial statements, (ii) legal and regulatory compliance, (iii) the independence, qualifications, and performance of our independent registered public accounting firm, (iv) the performance of our internal auditors and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The Committee also:

•	is solely responsible for hiring and terminating our independent registered public accounting firm and pre-approving all auditing, as well as any audit-related, tax advisory and any other non-auditing services to be performed by the independent registered public accounting firm;
•	reviews and discusses with our independent registered public accounting firm their quality control procedures and our critical accounting policies and practices;
•	regularly reviews the scope and results of audits performed by our independent registered public accounting firm and internal auditors;
•	meets with management to review the adequacy of our internal control framework and our financial, accounting, and reporting and disclosure control processes;
•	reviews our periodic filings and quarterly earnings releases;
•	reviews and discusses with our chief executive and financial officers the procedures they follow to complete their certifications in connection with our periodic filings with the Commission; and
•	discusses management’s plans with respect to our major financial risk exposures.

During 2014, there were 9 meetings of the Audit Committee. By meeting with independent auditors and internal auditors, and operating and financial management personnel, the Audit Committee oversees matters relating to accounting standards, policies and practices, any changes thereto and the effects of any changes on our financial statements, financial reporting practices and the quality and adequacy of internal controls. Additionally our Internal Audit function reports directly to the Audit Committee. The Audit Committee regularly meets with our independent registered public accounting firm separate from management and regularly holds executive sessions without management. In addition, the Audit Committee regularly meets with our Director of Internal Audit in executive session.

The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A toll-free phone number managed by a third party is available for confidential and anonymous submission of concerns relating to accounting, auditing and other illegal or unethical matters, as well as alleged violations of the Company’s Code of Conduct or any other policies. All submissions are reported to the General

Counsel and, in turn, to the Chairman of the Audit Committee. The Audit Committee has the power to retain independent counsel and other advisors as it deems necessary to carry out its duties.

The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition to determining that Mr. Cash is an “audit committee financial expert” under the Commission’s rules, the Board has determined that Mr. Cash satisfies the Nasdaq rule requiring that at least one member of the Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Compensation Committee

The role of the Compensation Committee includes (i) reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, (ii) evaluating our Chief Executive Officer’s performance in light of the goals and objectives, and determining and approving our Chief Executive Officer’s compensation level based on this evaluation, and (iii) making recommendations to the Board with respect to compensation, incentive compensation plans and equity-based plans for all of our employees, including officers other than our Chief Executive Officer. The members of the Compensation Committee consist of Messrs. Trunfio and Cash who are both independent directors under Rule 5605(a) (2) of the Nasdaq Listing Rules. Mr. Cash joined the Compensation Committee upon his appointment to the Board in October 2001 and Mr. Trunfio was appointed to the Compensation Committee as its Chairman, effective January 1, 2014. During 2014, there were 3 meetings of the Compensation Committee. The Compensation Committee has adopted a written charter, which is available on our website as described under “Committees of the Board of Directors.”

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of our Chief Executive Officer and our SVP, Human Resources. Compensation Committee meetings are regularly attended by our Chief Executive Officer, General Counsel and our SVP, Human Resources, except for portions of the meetings with respect to voting or deliberation. The Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board of Directors.

Under its charter, the Compensation Committee has the authority and may, in its sole discretion, obtain advice and seek assistance from internal and external legal, accounting and other consultants. The Compensation Committee has the sole authority to select or receive advice from, and terminate a compensation consultant or other advisor to the Compensation Committee (other than in-house legal counsel) to assist in the evaluation of the compensation of our Chief Executive Officer, senior executives and directors, including sole authority to approve such firm’s fees and other retention terms, and we provide appropriate funding as determined by the Compensation Committee. In selecting advisers, the Compensation Committee will take into consideration certain independence factors.

During 2014, the Compensation Committee retained Pearl Meyers & Partners (“PM&P”) as its independent compensation consultant. In its role, PM&P rendered services specifically requested by the Compensation Committee, which included examining the overall pay mix for our executives, conducting a competitive assessment of our executive compensation program and making recommendations to and advising the Compensation Committee on compensation design and levels. The Compensation Committee assessed the independence of PM&P pursuant to the applicable Nasdaq and Commission requirement and concluded that no conflict of interest exists that would prevent PM&P from service as its independent consultant.

Governance and Nominating Committee

The role of the Governance and Nominating Committee is to: (i) develop and recommend to the Board of Directors a set of corporate governance principles and review them at least annually; (ii) determine the qualifications for board membership and recommend nominees to the stockholders; and (iii) ensure a robust and effective performance evaluation process is in place for the Board, the CEO, and senior management, as well as an effective succession planning process for these positions.

The Amended and Restated Charter of the Governance and Nominating Committee is available on our website as described under “Committees of the Board of Directors.” Our Governance Guidelines are also available on our website at www.crosscountryhealthcare.com by choosing the “Investor Relations” link, clicking on the “Governance Documents” section and selecting the guidelines under “View.” The Governance and Nominating Committee consists of Ms. Fitzgerald and Messrs. Trunfio and Mastaler, who are all independent directors under Rule 5605(a) (2) of the Nasdaq Listing Rules. Ms. Fitzgerald was appointed to the Governance and Nominating Committee as its Chairman, effective January 1, 2014; Mr. Trunfio has served on the Committee since October 2001; and Mr. Mastaler was appointed to the Committee, effective January 1, 2014.

The Board’s current policy with regard to the consideration of director candidates recommended by stockholders is that the Governance and Nominating Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Board (the current procedures are described below), and conduct inquiries as it deems appropriate. The Governance and Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Governance and Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Board from time to time. To date, we have not received any recommendation from stockholders requesting that the Governance and Nominating Committee consider a candidate for inclusion among the Governance and Nominating Committee’s slate of nominees in our Proxy Statement.

Certain identification and disclosure rules apply to director candidate proposals submitted to the Governance and Nominating Committee by any single stockholder or group of stockholders that has beneficially owned more than five percent of Common Stock for at least one year, referred to as a Qualified Stockholder Proposal. If the Governance and Nominating Committee receives a Qualified Stockholder Proposal with the necessary notice, information and consent provisions as referenced above, the proxy statement to which the Qualified Stock Proposal referred will disclose the name of the proposed candidate and the stockholder (or stockholder group) who recommended the candidate and will also disclose whether or not the Governance and Nominating Committee chose to nominate the proposed candidate. However, no such disclosure will be made without the written consent of both the stockholder (or stockholder group) and the proposed candidate to be so identified. The procedures described in this paragraph are not meant to replace or limit stockholders’ general nomination rights in any way.

In considering director nominees, the Nominating Committee will consider the following:

•	the needs of the Company with respect to particular areas of specialized knowledge;
•	the relevant business experience of the nominee including any experience in healthcare, business, finance, accounting, administration or public service;
•	the personal and professional integrity of the nominee;
•	the nominee’s ability to commit the resources necessary to be an effective director of a public company, including the nominee’s ability to attend meetings; and
•	the overall balance of the Board.

Other than the foregoing, there are no stated minimum criteria for nominees, although the Governance and Nominating Committee may also consider other facts as it may deem are in the best interests of the Company and its stockholders.

All stockholder recommendations for director candidates must be submitted to our legal department at 6551 Park of Commerce Blvd., Boca Raton, Florida, 33487, who will forward all recommendations to the Governance and Nominating Committee. All stockholder recommendations for director candidates must be submitted to us not less than 120 calendar days prior to the first anniversary of the date of our proxy statement released to stockholders in connection with the previous year’s Annual Meeting. All stockholder recommendations for director candidates must include the following information:

•	the name and address of record of the stockholder;
•	a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b) (2) of the Exchange Act;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•	a description of the qualifications and background of the proposed director candidate that addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;
•	a description of all arrangements or understandings between any stockholder and the proposed director candidate;
•	the consent of the proposed director candidate (i) to be named in the proxy statement relating to our Annual Meeting of Stockholders and (ii) to serve as a director if elected at such Annual Meeting; and
•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Commission.

There have been no changes to the procedures by which stockholders may recommend nominees to our Board of Directors since our last disclosure of such procedures, which appeared in the definitive proxy statement for our 2014 Annual Meeting of Stockholders.

The Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members, including nominees recommended by Stockholders, and recommending to the Board the persons to be nominated by the Board for election as directors at the Annual Meeting of Stockholders and the persons to be elected by the Board to fill any vacancies on the Board. Director nominees are selected by the Governance and Nominating Committee in accordance with the policies and principles in its charter and the criteria set forth above. There are no differences in the manner in which the Governance and Nominating Committee evaluates director nominees recommended by stockholders and a candidate that has been initially recommended by the Governance and Nominating Committee. The Nominating Committee has the authority to retain a search firm to identify or evaluate or assist in identifying and evaluating potential nominees.

During 2014, there were 10 meetings of the Governance and Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Trunfio and Cash. During 2014:

•	no officer (or former officer) or employee of the Company or any of its subsidiaries served as a member of the Compensation Committee;
•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $200,000, except that (i) W. Larry Cash is the President of Financial Services and Chief Financial Officer of Community Health Systems and, during our fiscal year ended December 31, 2014, we provided healthcare staffing services to Community Health Systems resulting in revenues to us of $13,051,993; and (ii) Mr. Trunfio is the President and Chief Executive Officer of Atlantic Health System and, during our fiscal year ended December 31, 2014, we provided healthcare staffing services to Atlantic Health System resulting in revenues to us of $4,786,636;
•	none of our executive officers served on the Compensation Committee (or another Board committee with similar functions or, if there was no such committee, the entire Board of Directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the our Compensation Committee; and
•	none of our executive officers served on the Compensation Committee (or another Board committee with similar functions or, if there was no such committee, the entire Board of Directors) of another entity where one of that entity’s executive officers served as a director on our Board.

Director Compensation and Other Arrangements

In 2014, each independent director received an annual retainer of $50,000; the Chairman of the Board received an annual retainer of $35,000; the Chairman of the Audit Committee received an annual retainer of $15,000; the Chairman of the Compensation Committee received an annual retainer of $10,000; and the Chairperson of the Governance and Nominating Committee received an annual retainer of $5,000. No payments were made for committee member services in 2014. In accordance with the 2014 Omnibus Incentive Plan, Messrs. Cash, Dircks, Mastaler and Trunfio and Ms. Fitzgerald also received a grant of restricted shares of Common Stock on June 1, 2014, the first day of the month following our Annual Meeting. Each such grant consists of a number of shares of restricted Common Stock equal to approximately $100,000, based on the closing price of our Common Stock on the date of grant. Directors are required to hold an amount of the Company’s common stock equal to two times the annual cash retainer, which amount may be accumulated over three years.

After reviewing the results of the benchmark surveys and evaluation of peer data presented by PM&P, the Compensation Committee made no changes to the independent director compensation plan for 2015, except to increase the Chairman of the Board’s annual retainer from $35,000 per year to $50,000 per year. All directors are also reimbursed for the expenses they incur in attending meetings of the Board or Board committees.

2014 DIRECTOR COMPENSATION TABLE

The following table provides compensation information for our directors in 2014, except for Mr. Grubbs and Mr. Emil Hensel, our former Chief Financial Officer who served as a Director until his resignation from the Board of Directors on March 7, 2014. Compensation received by Messrs. Grubbs and Hensel is included in the Summary Compensation Table on page 27 of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
W. Larry Cash	81,250	100,000	—	—	—	—	181,250
Thomas C. Dircks	85,000	100,000	—	—	—	—	185,000
Gale Fitzgerald	68,750	100,000	—	—	—	—	168,750
Richard M. Mastaler	62,500	100,000	—	—	—	—	162,500
Joseph A. Trunfio PhD	75,000	100,000	—	—	—	—	175,000

(1)	Amounts in this column reflect the aggregate grant date fair value of awards of restricted stock granted under our 2014 Omnibus Incentive Plan and computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation (ASC Topic 718). The aggregate grant date fair value per share of restricted stock granted on June 1, 2014 was $5.77. The assumptions used in determining the grant date fair values of these restricted stock awards are set forth in Note 14 to our consolidated financial statements included in our 2014 Form 10-K. The actual number of shares of restricted stock granted to each Director was 17,331, based on a grant date fair value of approximately $100,000.
(2)	As of December 31, 2014, W. Larry Cash and Joseph A. Trunfio each held outstanding stock options to purchase 10,000 shares of our common stock (all of which are exercisable within 60 days of March 17, 2015).

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers other than Mr. Grubbs whose information is provided as part of Proposal I:

Name	Age	Position
Daniele Addis, MBA	55	Senior Vice President, Business Services
Patrick Ahern	58	Senior Vice President, Human Resources
Vickie Anenberg	50	President, Cross Country Staffing
Susan E. Ball, JD, MBA, RN	51	General Counsel and Secretary
William J. Burns, CPA	45	Chief Financial Officer and Principal Accounting Officer
Deborah Dean	54	Senior Vice President, Sales and Marketing
B. Franklin Phillips	56	President, Medical Doctor Associates
Paul Tymchuk	50	Chief Information Officer

Daniele Addis has served as Senior Vice President, Business Services since January 29, 2014. From September 2011 to January 2014, Ms. Addis was Senior Vice President, Shared Services of Randstad Professionals, a staffing company. Prior to that, she was Vice President, Shared Services and held various other positions at SFN Group. From January 1998 to January 2006, Ms. Addis was Senior Finance Manager of Office Depot, Inc. Ms. Addis holds a Bachelor in Business from Ecole Superieure de Commerce, Nantes, France, a Master of Arts in Economics from George Mason University and a Master of Business Administration from Jacksonville University.

Patrick Ahern has served as Senior Vice President, Human Resources since July 1, 2014. Prior to joining the company, Mr. Ahern served as a consultant for Medical Staffing Network Healthcare, LLC for two months. He previously served as Vice President, Human Resources for Kaplan Inc., a global education company from August 2010 to May 2014. From 2002 to 2009, Mr. Ahern served in various capacities at Aramark where his last role was Vice President, Human Resources for Aramark’s Healthcare division. Mr. Ahern holds a B. S. degree in Management from Florida State University.

Vickie Anenberg has served as President of Cross Country Staffing since May 8, 2012. From January 2006 to May 8, 2012, she served as Executive Vice President of Cross Country Staffing. Ms. Anenberg previously served as President of Cross Country Staffing from August 2002 to December 2005. Prior to that, she served as Vice President of our then Nursing Division since 1995. Prior to joining Cross Country Staffing in 1990, she worked at Proctor & Gamble since 1986.

Susan E. Ball, JD, MBA, RN has served as General Counsel since May 2004 and Secretary since March 2010. Prior to that, Ms. Ball served as our Corporate Counsel from March 2002 to May 2004. Ms. Ball has also served as a Director of Jamestown Indemnity, Ltd. since September 2008. Before joining us, Ms. Ball practiced law at Gunster, Yoakley & Stewart, P.A. from November 1998 to March 2002 and at Skadden, Arps, Slate, Meagher and Flom from 1996 to November 1998. Prior to practicing law, Ms. Ball was a registered nurse. Ms. Ball received her B.S. degree in Nursing from The Ohio State University, her Juris Doctor degree from New York Law School, and her Masters of Business Administration from Florida Atlantic University.

William Burns was appointed Chief Financial Officer, effective April 1, 2014, and Principal Accounting Officer, effective December 1, 2014. Prior to joining the Company, Mr. Burns served as Group Vice President and Corporate Controller for Gartner, Inc., a technology research and advisory firm, since 2008. From 2006 until 2008, Mr. Burns was the Chief Accounting Officer for CA Technologies, Inc. Mr. Burns earned his Bachelor of Arts in Accounting and Information Systems from Queens College in 1992 and a Masters of Business Administration from New York University’s Stern School of Business in 2000. Mr. Burns is a Certified Public Accountant.

Deborah Dean has served as Senior Vice President, Sales and Marketing since June 20, 2013. Prior to joining the Company, Ms. Dean served as the Vice President of Sales of Vision IT from January 2012 to May 2013. She served as the Senior Vice President, Strategic Accounts for Spherion Staffing Services from May 2006 to November 2011. From November 2001 to March 2006, Ms. Dean served as the Vice President of Sales for Spring Group Plc. Ms. Dean holds her B.A. in English from Alma College.

B. Franklin Phillips has served as President of Medical Doctor Associates since June 17, 2014. Prior to joining the Company, from 2009 through June 2014, Mr. Phillips served as Vice President, Sales, Operations and

Quality Assurance of Interim Physicians, LLC, which provided physician staffing services. From 2007 through 2009 Mr. Phillips served as Division President of Maxim Physician Resources LLC, which also provided physician staffing services. In 1995, Mr. Phillips founded Weatherby Locums, Inc. which was later acquired by CompHealth, Inc. Mr. Phillips holds a B.A. in Business Administration from the University of North Carolina at Charlotte.

Paul Tymchuk has served as Chief Information Officer since July 29, 2013. From November 2011 through June, 2013, Mr. Tymchuk was Chief Information Officer of Randstad Professionals, a staffing company. Prior to that, Mr. Tymchuk was the Vice President, Information Technology for SFN Group from October 2006 to November 2011. Mr. Tymchuk holds a B.S. in Computer Mathematics from Carleton University in Ottawa, Canada.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2014 compensation of our named executive officers, or NEOs. As discussed in Proposal III, we are conducting a Say on Pay vote this year that requests your approval, on an advisory basis, of the compensation of our NEOs as described in this section and in the tables and accompanying narrative.

Our NEOs for 2014 are:

William J. Grubbs, President and Chief Executive Officer
William J. Burns, Chief Financial Officer
Vickie L. Anenberg, President, Cross Country Staffing
Susan E. Ball, General Counsel and Secretary
Deborah Dean, SVP Sales and Marketing
Emil Hensel, Former Chief Financial Officer

Mr. Burns assumed the additional role of Principal Accounting Officer on December 1, 2014. Mr. Hensel is included as an NEO for 2014 in compliance with Commission rules as he served as our Chief Financial Officer until his resignation from that position effective March 31, 2014. Mr. Hensel retired from the Company on June 4, 2014.

EXECUTIVE SUMMARY

2014 Business Performance Highlights

A summary of key highlights that occurred during the year include:

•	On June 30, 2014, we completed the acquisition of substantially all of the assets and certain liabilities of Medical Staffing Network Healthcare, LLC (MSN) that allowed us to: (1) add new skillsets to our traditional staffing offerings, (2) expand our local branch network, which has allowed us to expand our local market presence and our Managed Service Programs (MSP) business, (3) diversify our customer base into the local ambulatory care and retail market, which provided more balance between our large volume based customers and our small local customers, and (4) better position us to take additional market share at our MSP accounts.
•	Our share price increased substantially over the course of 2014. On December 31, 2013, our share price closed at $9.98 and on December 31, 2014, closed at $12.48, for an increase of 25%.
•	We grew revenue by $180 million year-over-year (or a 41% increase) through a combination of acquisitions and organic growth. On a pro forma basis, revenue was up 5% year-over-year.* We grew Adjusted EBITDA (defined as income or loss from operations before depreciation, amortization, acquisition and integration costs, restructuring costs, legal settlement charge, impairment charges, and equity compensation) to $17.2 million (or a 105% year-over-year increase) representing an Adjusted EBITDA margin of 2.8% up nearly 100 basis points over the prior year.
•	Led by our CEO, a 30-year staffing industry veteran who joined the Company in April 2013, we have undergone leadership changes and strengthened our leadership team by bringing in a number of experienced executives.
•	For purposes of our annual incentive program, our financial performance was within the performance range established by the Compensation Committee, therefore entitling our NEOs to incentive compensation award payouts. During the year, Mr. Burns and Ms. Ball also received bonuses related to their efforts on the MSN acquisition and related financings.

Compensation Philosophy and Objectives

The Compensation Committee, or the Committee, provides oversight of our executive compensation programs. The various programs and plans covering executive officers are reviewed and administered by the Committee. A detailed discussion of the Committee’s structure, roles and responsibilities and related matters can be found under the heading “Compensation Committee” above and in the Committee’s Charter on our website at www.crosscountryhealthcare.com by choosing the “Investor Relations” link, clicking on the “Corporate Governance” section and selecting the charter under “Committee Charters.”

We pay for performance. The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of the Company. The philosophy of our executive compensation program is to align pay with performance, keep overall compensation competitive and ensure that we can recruit, motivate and retain high quality executives. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. Our NEO compensation for 2014 reflects this commitment. Our executives’ compensation for 2014 consisted of a base salary, an annual incentive bonus and long-term equity awards (50% of which are time vested over three years and 50% of which are performance-based, with earned shares subject to a two-year cliff vest). For 2014, 73% of our CEO’s target total compensation and an average of 56% of our other NEO’s target total compensation was performance-based or equity-based. We do not provide pension, supplemental retirement benefits or material perquisites to our executives as they are not tied to performance.

The three principles of our compensation philosophy are as follows:

Total direct compensation levels should be sufficiently competitive to attract, motivate and retain the highest quality executives.   Our Compensation Committee seeks to establish target total direct compensation (base salary, short-term and long-term incentive) at the 50th percentile of our Peer Group providing our executives the opportunity to be competitively rewarded for our financial, operational and stock price growth. It is also the

*Pro forma revenue is adjusted to include the results of our acquisitions as if they were acquired in the beginning of the periods mentioned.

Committee’s intention to set total executive compensation sufficiently high to attract and retain strong, motivated leadership who will not only strive to reach our key operating and strategic objectives, but also demonstrate the utmost integrity in doing so.

Performance-based compensation should constitute a substantial portion of total compensation.   We believe in a pay-for-performance culture, with a significant position of total direct compensation being performance-based and/or “at risk.” The performance of our executives, considered in light of general economic and specific company, industry and competitive conditions, serves as the primary basis for determining their overall compensation. Accordingly, a portion of the compensation provided to our executive officers is tied to, and varies with, our financial and operational performance, as well as individual performance. We view our short-term and long-term components of the compensation program as being “at risk.”

Long-term incentive compensation should align executives’ interests with our shareholders’ interest to further the creation of long-term shareholder value.   Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage the Company from the perspective as owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Our stock ownership guidelines further enhance the incentive to create long-term shareholder value. Equity-based compensation also subjects our executives to market risk similar to our shareholders.

This philosophy serves as the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, short-term (annual) incentive compensation and long-term (equity) compensation, each of which is discussed below.

The Role of the Compensation Committee

The Compensation Committee is comprised solely of independent directors and is responsible for determining the compensation of our CEO and other NEOs. The Compensation Committee receives assistance from its independent compensation advisor, which was PM&P commencing in 2014, and from our CEO, General Counsel and SVP of Human Resources.

Annually, the Compensation Committee evaluates the Company’s executive and director compensation design, competiveness and effectiveness. In 2014, the Compensation Committee engaged PM&P to review those companies that comprise our Peer Group, provide a competitive analysis of our compensation components for our NEOs against our 2014 Peer Group, assist in the determination of the 2014 compensation for our NEOs, perform a competitive analysis of compensation levels for non-employee directors, and provide recommendations for our director compensation program. PM&P does not perform any other services for the Company other than its consulting services to the Compensation Committee.

Compensation Setting Process

Our NEO compensation program is implemented yearly and it coincides with the completion of our annual financial statement audit and release of annual earnings, as well as the approval of the budget for the then current year. Annual cash incentives earned for the prior year, if any, are determined by the Committee and paid out at that time. Current year target objectives are also established at that time and any adjustments to base salaries are typically determined by the Committee at that time.

When making NEO compensation decisions, the Committee takes many factors into account, including the economy, the NEO’s performance, expected future contributions to the Company’s success, the financial and operational results of individual business units, our financial and operational results as a whole, the NEO’s historical compensation, any retention concerns. As part of the process, the CEO provides the Committee with his assessment of the NEOs’ performance and other factors used in developing his recommendation for their compensation, including salary adjustments, cash incentives and equity grant guidelines for the then current year. In looking at historical compensation, the Committee looks at the progression of salary increases over time, an NEO’s ability to meet targets in prior years, the value inherent in equity awards to be granted to complete the total compensation program for an NEO for a particular year, economic outlook and our stock performance. Historically, the Committee has disregarded whether the NEO has exercised options or sold shares so that these personal investment decisions do not skew the Committee’s understanding of the aggregate reward opportunity that has been provided. The Committee uses the same general factors in evaluating the CEO’s performance and compensation as it uses for the other NEOs.

Upon receipt of this information, the Committee discusses proposed compensation plans for the CEO and other NEOs in detail. Based on our Governance Guidelines, the Committee is required to annually approve the goals and objectives for compensating the CEO and other NEOs, evaluate their performance in light of these goals before setting the their salaries, bonus and other incentive and equity compensation. The Committee adjusts the cash incentive portion of the NEOs’ compensation consistent with its philosophy to incentivize and reward executives to reach certain financial and strategic objectives and reward them based upon their performance. The Committee believes that maintaining the flexibility to make upward or downward adjustments to the various components of the NEOs compensation programs allows the Committee to appropriately provide incentives to individuals and further aligns the NEOs with the objectives of our stockholders.

Evaluating Compensation Program Design and Relative Competitive Position

At the beginning of the executive compensation setting process each year, the Committee, in consultation with its independent compensation consultant, determines the process by which it will ensure that the Company’s compensation is competitive. In 2013, in preparation for the upcoming 2014 compensation setting process, the Committee requested that PM&P reevaluate the companies that comprise the Peer Group. For fiscal 2014, the Committee, based on the recommendation of PM&P, identified the following seven peer group of companies: AMN Healthcare Services, Inc., On Assignment, Inc., KForce, Inc., TrueBlue, Inc., CDO Corp., Hudson Global, and Barrett Business Services, Inc. (the “2014 Peer Group”). There were no changes to the Peer Group from the prior year. Each 2014 Peer Group company is comparable to the Company in certain respects, however, factors such as revenue, business mix, as well as the way the companies structure their top management also affect executive compensation. The Committee looked at the practices of the 2014 Peer Group and used their compensation levels as an indicator of the competitive market for our executives for fiscal year 2014.

Generally, our policy has been to pay our NEOs base salaries at the 50th percentile of our Peer Group. Incentive payouts, at a reduced level, begin upon achievement of a predetermined percentage of targeted objectives (generally 80% or higher) which can vary from year to year and from one performance metric to another, so that there is not a disincentive to the NEOs. Payouts may exceed 100% if the performance exceeds 100% of the target objective as set forth in the table on page 21. We believe that an “all or nothing” approach could provide a disincentive compared to our tiered payout approach that is better aligned with our overall operating objectives. In determining competitive compensation levels for the NEOs, the Committee takes into account their responsibilities, past performance, external market practices and the economy.

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Committee also considers the results of the prior-year’s shareholders advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe the Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. For the fifth straight year, our executive compensation program received substantial shareholder support and was approved, on an advisory basis, by 99.1% of the votes cast at the 2014 annual stockholder meeting. Our Compensation Committee believes that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our NEOs for 2014.

2014 Compensation Changes

As discussed in further detail below, in an effort to realign management’s compensation with future Company performance, the following change were made to the executive compensation program, effective for the 2014 fiscal year:

•	The annual incentive program was redesigned to align executive rewards with financial and subjective goals. The financial goals constituted 80% of the total annual incentive award and were based on Adjusted EBITDA and Revenue objectives. The subjective goals constituted 20% of the total annual incentive award and were based on specific, measurable goals established by the CEO and the Compensation Committee.
•	To ensure appropriate alignment between pay and performance, the maximum annual incentive award was increased to 180% of each executive’s individual target. Payouts start at 20% based upon the attainment of minimum required thresholds and are 0% below such threshold.

•	The long-term incentive plan was redesigned to increase the percentage of performance-based long-term compensation and align the value of annual grants with the 50th percentile of the market. Annual equity grants now consist of a grant of performance-based share awards that will be settled in time-based restricted stock representing 50% of the total award value and a grant of time-based restricted stock representing 50% of the total award value.
•	Performance-based share awards have a one-year performance goal followed by a two-year cliff vest with respect to any restricted stock earned, while the restricted stock grants will vest ratably over 3 years.

Components of the NEO 2014 Compensation Program

The Committee uses various compensation elements to provide an overall competitive total compensation and benefits package to the NEOs that is tied to creating stockholder value, is commensurate with our results and aligns with the business strategy. The Committee’s specific rationale, design, reward process and relating information are outlined below.

Base Salary

We provide the NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined on the basis of each executive’s position, performance and level of responsibility. Base salary levels are reviewed at minimum every two years or earlier if the scale and scope of responsibilities and accountabilities for a NEO change. Peer group and market data from like sized companies are utilized in our review. Our practice does not include annual merit increases for NEO’s. Base salaries for NEOs are generally benchmarked within a tight range of the market median for our peer groups and companies of like size.

In November 2014, based on the increased revenue scope and operational accountabilities relating to the MSN acquisition and upon the recommendation of PM&P, the Compensation Committee approved base salary adjustments for three of our NEOs. Mr. Grubbs’ annual base salary increased from $550,000 to $625,000, effective January 2015; Ms. Anenberg’s annual base salary increased from $325,000 to $357,500 effective November 2014; and Ms. Ball’s annual base salary increased from $279,000 to $335,000, effective January 2015. Upon his commencement of his employment with the Company on April 1, 2014, Mr. Burns’ annual base salary was set at $400,000, which the Compensation Committee determined was within a reasonable range of comparable chief financial officer base salaries based on a review of a market analysis of our Peer Group. For 2014, Ms. Dean’s annual base salary remained $250,000. Prior to his retirement on June 1, 2014, Mr. Hensel received an annual base salary of $357,706.

Annual Cash Incentive Program

The annual cash incentive program is a core component of our “pay-for-results” philosophy. The program is heavily weighted to our financial results or relevant business units and the goals are closely linked to business strategy. The components of this program have historically included the incentive and reward opportunity (expressed as a percentage of base salary) and performance measures determined by the Committee, such as: revenue, Adjusted EBITDA, segment contribution income, EPS or Pre-Tax Income. To ensure the integrity of the goals and minimize the risk of unanticipated outcomes, each goal has had a performance range built around it with a commensurate increase or decrease in the associated award opportunity. The Compensation Committee may adjust performance measures for certain extraordinary or unusual items at its sole discretion.

Historically, the Committee has established performance goals and the weighting of each goal during its first Committee meeting each year. The process for setting the goals begin with the management team establishing preliminary goals based on prior year’s results, strategic initiatives, industry performance and projected economic conditions. The Committee assesses the difficulty of the goals and their implications for share price appreciation, revenue growth and other related factors. The iterative process results in final goals presented by management to the Committee at its March meeting.

Incentives and Award Opportunities.   Each annual target cash incentive award opportunity is expressed as a percentage of base salary, which may be earned based on both the achievement of certain financial objectives (the “Objective Bonus” component) and subjective considerations (the “Subjective Bonus” component). If results fall below pre-established threshold levels, no cash award is payable under the Objective Bonus component, although a Subjective Bonus may still be paid at the discretion of the Committee. If results exceed pre-established outstanding goals, the cash award payable under the Objective Bonus component is capped at a maximum award opportunity. The Committee believes that having a maximum cap serves to promote good judgment by the NEOs, reduce the likelihood of windfalls and makes the maximum cost of the plan predictable. The award opportunity is established for each position with the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities).

The Subjective Bonus opportunity is capped at a maximum amount, expressed as a percentage of base salary, which may vary for each position. The use of subjective criteria requires the Committee to weigh a multitude of subjective factors relative to specific responsibilities. This process allows the Committee to evaluate performance and to recognize contributions in light of our changing needs.

The table below sets forth the percentages of the portion of the annual incentive bonus that was payable upon achievement of the minimum, target and maximum levels (with interpolation between levels) of the performance metrics set forth in the table below for each of our NEOs.

Performance Metric	Attainment Range (Minimum/Target/Maximum)	Payout Percentage (Minimum/Target/Maximum)	% of Annual Incentive by Performance Metric
			Grubbs	Burns	Ball	Dean	Anenberg
Company Annual Revenue	95%/100%/105%	20%/100%/180%	20%	20%	20%	53.3%	7.5%
Company Annual Adjusted EBITDA	80%/100%/120%	20%/100%/180%	60%	60%	60%	26.7%	22.5%
Segment Revenue	95%/100%/105%	20%/100%/180%	n/a	n/a	n/a	n/a	12.5%
Segment Contribution Income	80%/100%/120%	20%/100%/180%	n/a	n/a	n/a	n/a	37.5%
Individual Objectives	n/a	20%/100%/180%	20%	20%	20%	20%	20%
Total			100%	100%	100%	100%	100%

As the President of Cross Country Staffing (“CCS”), Ms. Anenberg is responsible for the performance of the Company’s Nurse and Allied business segment which represented approximately 74% of the Company’s total revenue for the full year in 2014. Accordingly, the Compensation Committee designs her annual incentive bonus to focus on the short-term financial, operational, and qualitative performance metrics that the Compensation Committee believes will be the basis of long-term growth for both CCS and the Company. For 2014, Ms. Anenberg’s annual incentive bonus was therefore partially based on segment contribution income for Nurse and Allied and on segment revenue for Nurse and Allied as set forth above.

The initial annualized Company Adjusted EBITDA and annualized Company revenue targets for the NEOs for 2014 were $18,642,600 and $510,924,800, respectively, however, they were subsequently adjusted by the Compensation Committee to be $23,111,000 and $630,191,000, respectively, after taking into account the MSN acquisition.

Determination of 2014 Annual Incentive Bonus Payments

The Compensation Committee determined that, for 2014, the Company achieved annualized Adjusted EBITDA of $21,407,000 and annualized revenue of $617,825,000, after consideration of certain other unusual items outside the reasonable control of management. These amounts were 92.6% and 98.0% of the target level, respectively, and above the threshold levels. The Compensation Committee also determined for Ms. Anenberg that CCS achieved segment contribution income of $37,353,000 and segment revenue of $457,035,000, after consideration of certain unusual items outside of the reasonable control of Ms. Anenberg. These amounts were 97.2% and 98.8% of their target levels, respectively. Finally, the Compensation Committee determined that each of the NEOs achieved 100% of their Individual Objectives. Set forth below are the annual incentive bonuses earned by the NEOs for 2014:

	Target Bonus Opportunity		Annual Incentive Bonus Earned
NEOs	% of Base Salary	$	% of Target Bonus Opportunity Earned	2014 Length of Service Adjustment	$

William J. Grubbs	100%	550,000	76%	100%	418,159

William J. Burns	70%	280,000	76%	75%	159,661

Susan E. Ball	60%	167,400	76%	100%	127,272

Deborah Dean	50%	125,000	75.4%	100%	94,249

Vickie Anenberg	65%	232,375	84.4%	100%	196,092

In addition to her performance-based annual bonus, for 2014, Ms. Ball was also paid cash bonuses totaling $75,000 for her performance in connection with the Company’s acquisition of MSN and entry into a new credit agreement.

Equity Awards

The Company uses equity-based awards from time to time to focus executives on long-term performance, to align executives’ financial interests with those of shareholders and to create retention platforms for key executives. Equity-based awards for NEOs are generally made based on the executive’s position, experience and performance, prior equity-based compensation awards and competitive equity-based compensation levels. Further, the Committee determines the terms and conditions of equity grants taking into account market practices and the objectives of the compensation program. Retaining key talent is a key factor for the Committee in considering the level of equity awards and the vesting schedule. The Committee may make grants of equity awards at such times during the year as it deems appropriate. All equity awards must be approved by the Committee.

In 2014, 50% of the equity awards granted to the NEOs were in the form of time-based Restricted Share Awards (RSAs) and 50% were in the form of performance-based Performance Share Awards (PSAs) under our 2014 Omnibus Stock Incentive Plan (referred to as the Plan). The decision was made to issue PSAs instead of Stock Appreciate Rights (SARs) since PSAs more closely tie compensation to specific financial performance goals and incentivizes management to focus their efforts on maximizing shareholder value.

Equity awards have historically been approved by the Committee at its regularly scheduled meeting in May of each fiscal year with the grant date of such awards being the first day of the first month immediately following the Annual Meeting. At the Committee’s meeting in January 2014, the Committee approved a number of RSAs and a target number of PSAs for Mr. Grubbs to be granted on March 31, 2014 (to maintain compliance with Section 162(m)), with the grant date values set forth below based on the closing price on the grant date. At the Committee’s regularly scheduled meeting in May 2014, the Committee approved a number of RSAs and a target number of PSAs for the NEOs other than Mr. Grubbs to be granted on June 1, 2014, with the grant date values set forth below based on the closing price on the grant date.

Name	Grant Date Value of Restricted Share Awards (per share)	Number of Restricted Share Awards	Grant Date Value of Performance Share Awards at Target (per share)	Target Number of Performance Share Awards
William J. Grubbs	$8.07	56,227	$8.07	56,227
William J. Burns	$5.77	25,997	$5.77	25,997
Vickie L. Anenberg	$5.77	21,122	$5.77	21,122
Susan E. Ball	$5.77	14,506	$5.77	14,506
Deborah Dean	$5.77	12,999	$5.77	12,999

In addition to the grants outlined above, effective with the commencement of Mr. Burns’ employment on April 1, 2014, as an inducement for his joining the Company, on April 1, 2014, the Committee granted to Mr. Burns 20,000 RSAs. On August 19, 2014, the Committee also granted 10,000 and 6,068 RSAs to Mr. Burns and Ms. Ball, respectively, in conjunction with their work on the MSN acquisition and the accompanying financing.

All of the RSAs granted to the NEOs in 2014 provide for vesting of 33 and 1/3% of the award on each of the first, second and third anniversaries of the grant date, subject to the NEOs continued employment through the vesting date. The PSAs granted to the NEOs in 2014 provide for the issuance of a number of restricted shares based on the level of attainment of pre-tax income for 2014 as follows:

Performance Level	Pre-Tax Income Achieved ($000s)	Percentage of the Target Shares Earned
Below Threshold	less than 7,819	0%
Threshold	7,819	20%
Target	9,774	100%

Any restricted shares issued under the PSA would vest on December 31, 2016, subject to the NEOs continued employment through such date. Our Pre-Tax Income for 2014, as approved by the Compensation Committee, was $8,341,000, which was 85.3% of target, and resulted in 41.4% of the PSAs being issued on March 10, 2015.

Deferred Compensation Plan

We maintain the Deferred Compensation Plan, an unfunded non-qualified deferred compensation arrangement, intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. Designated executives, including our NEOs, may elect to defer the receipt of a portion of their annual base salary, bonus and commission to our Deferred Compensation Plan. We may also make a discretionary contribution to the Deferred Compensation Plan on behalf of certain participants, which generally become vested after three years from the date such contribution is made to the plan, upon the occurrence of a change in control or upon a participant’s retirement, death during employment or disability. Generally, payments under the Deferred Compensation Plan automatically commence upon a participant’s retirement, termination of employment or death during employment. Under certain limited circumstances described in the Deferred Compensation Plan, participants may receive distributions during employment. To enable us to meet our financial commitment under the Deferred Compensation Plan, assets may be set aside in a corporate-owned vehicle, which assets remain available to all our general creditors in the event of our insolvency. Participants of the Deferred Compensation Plan are our unsecured general creditors with respect to the Deferred Compensation Plan benefits. Currently, none of our NEOs have any amounts deferred under the Deferred Compensation Plan and no discretionary contributions were made to the plan in 2014.

401(k) Plan

We maintain a 401(k) plan. The plan permits eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan equal to a pre-determined percentage of an employee’s voluntary, pre-tax contributions and may make an additional discretionary profit sharing contribution to the plan, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after three years of service with us and fully vested at all times in their employee contributions to the plan. The plan is intended to be tax-qualified under Section 401(a) of the Code, so that contributions to the plan and income earned on plan contributions are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made. Our 401(k) matching contribution has a matching contribution rate equal to 25% of the first 6% of compensation contributed to the plan by eligible participants during each payroll period.

Other Benefits

Executives participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays programs applicable to other employees in their locality. These benefits are designed to be competitive with overall market practices and are in place to attract and retain the necessary talent in the business.

Employment Agreements

On March 20, 2013, we entered into an employment agreement with William J. Grubbs pursuant to which, on April 1, 2013, Mr. Grubbs became our President and Chief Operating Officer. On July 5, 2013, Mr. Grubbs became our Chief Executive Officer. The initial term for the agreement expires on March 31, 2016, subject to automatic renewal for successive one-year terms unless prior to the end of any renewal term either party has given at least 90 days prior written notice of the intention not to renew the agreement. Mr. Grubbs’ base salary was $500,000 during the period in which he served as President and Chief Operating Officer, and was increased to $550,000 per year on July 5, 2013 when he became the Chief Executive Officer. His salary was then increased to $625,000 in January 2015. The salary is subject to annual review by the Committee and Mr. Grubbs is eligible to receive an annual bonus of up to 100% of his base salary based on the level of achievement of performance goals to be established by the Committee. Mr. Grubbs is eligible to participate in all benefit plans and fringe benefit arrangements available to our senior executives. If Mr. Grubbs’ employment is terminated by us without cause (other than due to a non-renewal of the agreement by us) or Mr. Grubbs terminates his employment for good reason (see “Potential Payments Upon Termination or Change in Control” below), and if he is not otherwise entitled to receive severance benefits under our Executive Severance Policy, subject to his timely execution of a release, he will be entitled to a severance payment equal to one year’s base salary plus a pro rata portion of the bonus, if any, earned with respect to the year in which such termination occurred.

Under his employment agreement, the Company agreed to pay or reimburse Mr. Grubbs for certain relocation expenses in an amount up to $200,000. In addition, the Company agreed to reimburse him for the reasonable legal fees incurred by him in connection with the negotiation of the employment agreement. These amounts were provided to Mr. Grubbs on a tax grossed up basis.

Prior to March 3, 2014, we were a party to an employment agreement with Mr. Hensel, pursuant to which he served as our Chief Financial Officer. The initial term of Mr. Hensel’s agreement expired on July 29, 2002. Upon expiration of such initial term, his agreement automatically renewed for additional one-year terms. If Mr. Hensel’s employment had been terminated without cause, he would have been entitled to the greater of (x) base salary, for the balance of the renewal term, certain other benefits provided in the agreement and bonus for the fiscal year in which the termination occurred or (y) one year’s base salary as in effect as of the date of termination.

On March 3, 2014, we entered into a transition agreement with Mr. Hensel that superseded his employment agreement. Under the transition agreement, Mr. Hensel resigned as a Director on March 7, 2014 and as Chief Financial Officer effective March 31, 2014. From March 31, 2014 through June 3, 2014 Mr. Hensel served as a Special Advisor to the Company. In such capacity he was employed on a full-time basis during the month of April to transition his prior duties and responsibilities to our new Chief Financial Officer. From May 1, 2014 through June 3, 2014 he provided transition services to the Company on an as needed basis. During the period from March 31, 2014 through June 3, 2014 Mr. Hensel continued to receive his base salary at the annual rate of $357,706. Effective June 4, 2014, Mr. Hensel retired from the Company and received a lump sum payment in the amount of $324,687, which was equal to one year of his base salary, less any wages paid to him for the period from May 1, 2014 through June 3, 2014. Any equity grants to Mr. Hensel scheduled to vest on or before June 2, 2014 vested, while all other non-vested equity grants terminated. Mr. Hensel is subject to a non-competition covenant that will expire on June 2, 2015.

On March 3, 2014, we entered into an employment agreement with William Burns pursuant to which, on April 1, 2014, Mr. Burns became our Chief Financial Officer. Mr. Burns’ base salary is $400,000 per year. The base salary is subject to annual review by the Committee and Mr. Burns is eligible to receive an annual bonus with a target of 70% of his base salary based on the level of achievement of performance goals to be established by the Committee. Mr. Burns is also eligible to participate in the Company’s equity incentive plan, as well as all benefit plans and fringe benefit arrangements available to our senior executives. If Mr. Burns’ employment is terminated by us without cause or Mr. Burns terminates his employment for good reason, and if he is not otherwise entitled to receive severance benefits under our Executive Severance Policy, subject to his timely execution of a release, he will be entitled to a severance payment equal to one year’s base salary. In accordance with his employment agreement, in 2014 the Company reimbursed Mr. Burns for certain relocation expenses in the amount of $85,727.

Severance/Change of Control Arrangements

We maintain an Executive Severance Policy, or the Severance Policy pursuant to which, subject to executing a release, each NEO is entitled to receive certain severance payments and benefits if, within 90 days prior to, or within 18 months after, a “Change of Control” (as defined in the Severance Policy) of the Company, such NEO was terminated without cause or incurred an “involuntary termination” (i.e. a resignation for good reason). Under the Severance Policy, Mr. Grubbs, Mr. Burns and Mses. Anenberg and Ball are, and prior to his announced retirement Mr. Hensel was, entitled to receive continued base salary for a period of two years following termination, plus two times the amount of their target bonus for the year in which a Change of Control occurs. Under the Severance Policy, Ms. Dean is entitled to receive continued base salary for a period of one year following termination, plus an amount equal to her target bonus for the year in which a Change of Control occurs. In addition, during such periods, we would continue to make group health, life or other similar insurance plans available to such NEO and his or her dependents, and we would pay for such coverage to the extent we paid for such coverage prior to the termination of employment. The severance benefits payable under the Severance Policy are subject to: (1) the six-month delay under Section 409A of the Code; (2) the execution and non-revocation of a general release of claims in favor of the Company within a specified time period; and (3) reduction to avoid any excise tax on “parachute payments” if the NEO would benefit from such reduction as compared to paying the excise tax.

In addition, under our general severance pay policy for all of our eligible employees, if an NEO (other than Mr. Grubbs and Mr. Burns whose arrangements are included in his employment agreement, and prior to his announced retirement, Mr. Hensel, whose arrangements was included in his employment agreement) is terminated without cause (as defined in our general severance pay policy) other than in connection with a Change of Control, the NEO, subject to executing a release, would be entitled to one week’s base salary for each full year of continuous service with us.

10b5-1 Plans

The Committee believes that executives should be able to plan for their own financial security, including diversifying their investment portfolio. Therefore, the Committee has approved using 10b5-1 plans to facilitate the planned exercise of options and the sale of shares. These plans facilitate sales of the executives’ shares through a broker without the executive’s direct involvement in such sales, subject to minimum price thresholds, such that such sales are not subject to the executive’s access to material non-public information. Currently, none of our NEOs maintain a 10b5-1 plan.

Perquisites

Our NEOs are not entitled to any perquisites that are not otherwise available to all of our employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage or similar benefits for our executives or employees.

Stock Ownership Guidelines

At its meeting on November 5, 2013, the Compensation Committee adopted stock ownership guidelines for the Company’s senior executive officers. The guidelines were effective as of January 1, 2014 and provide that the Company’s chief executive officer will hold shares of Common Stock equal to three times his base salary, to be accumulated over three years, and the Company’s other senior executives will hold shares of Common Stock equal to one times his or her base salary, to be accumulated over three years.

Risk Mitigation

Our Board has reviewed and considered whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. In that regard, we design our programs in a balanced and diversified manner while also creating significant, yet appropriate, incentives for strong performance based on our business and strategic plan. In most cases, each component of our performance-based compensation program is subject to a limit on the amount paid. We believe that our compensation programs reflect a balance of short-term, long-term, guaranteed and performance-based compensation in order not to encourage excessive risk-taking. A significant portion of our compensation program includes performance-based compensation. We believe that this ensures that our NEOs and other employees focus on the health of our business and that will deliver stockholder value over time and discourages excess risk-taking by our NEOs and other employees.

Impact of Accounting and Tax Matters

As a general matter, the Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Committee examines the accounting cost associated with equity compensation in light of ASC Topic 718.

With respect to tax matters, the Committee considers the impact of Section 162(m) of the Code, which generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under Commission rules. Exceptions include qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. Nonetheless, the Committee retains the discretion to grant awards (such as restricted stock with time-based vesting) that will not comply with the performance-based exception of 162(m) if it is deemed in the best interest of the Company to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE
Joseph A. Trunfio, PhD, Chairman W. Larry Cash, Member

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(d)	Total ($)
William J. Grubbs Chief Executive Officer and President	2014	549,997	—	669,101	—	418,159	—	—	1,637,257
	2013	377,884	—	250,000	105,065	—	—	222,427	955,376

William J. Burns Chief Financial Officer and Principal Accounting Officer(e)	2014	298,461	—	552,605	—	159,661	—	85,727	1,096,454

Emil Hensel Former Chief Financial Officer(f)	2014	188,483	—	—	—	—	—	327,043	515,526
	2013	357,706	—	117,225	46,305	—	—	3,188	524,424
	2012	350,827	—	130,500	50,784	—	—	3,125	535,236

Vickie Anenberg President, Cross Country Staffing	2014	342,375	—	243,748	—	196,092	—	4,375	786,590
	2013	325,000	60,000	130,250	51,450	117,200	—	3,188	687,088
	2012	269,816	—	130,500	50,784	—	—	3,125	454,225

Susan E. Ball General Counsel and Secretary	2014	289,731	75,000	217,400	—	127,272	—	3,250	712,653
	2013	275,884	100,000	117,225	46,305	—	—	3,188	542,602
	2012	256,822	—	117,450	42,320	—	—	3,325	419,917

Deborah Dean Senior Vice President, Sales and Marketing	2014	254,808	—	150,008	—	94,249	—	—	499,065
	2013	125,000	30,000	110,700	41,780	—	—	—	307,480

(a)	For 2014, reflects a bonus paid to Ms. Ball for performance in connection with the Company’s acquisition of MSN and entry into new credit agreements. For 2013, reflects (a) a bonus paid to Ms. Ball for her performance in connection with the Company’s divestment of its clinical trials business and entry into a new credit facility, (b) a one-time incentive bonus to Ms. Anenberg and (c) a guaranteed annual bonus to Ms. Dean in connection with her commencement of employment.
(b)	Amounts in this column reflect the aggregate grant date fair value of awards of restricted stock granted under our 2014 Omnibus Incentive Plan and computed in accordance with ASC Topic 718. The grant date fair value of the performance-based share awards is based on the probable outcome of the performance conditions as of the grant date, in accordance with Item 402 of Regulation S-K. The aggregate grant date fair value per share of restricted stock granted on June 1, 2014, June 1, 2013, and June 1, 2012 was $5.77, $5.21, and $4.35, respectively. The aggregate grant date fair value per share of restricted stock granted to Mr. Grubbs on March 31, 2014 was $5.95, based on the market price as of May 13, 2014, the date the 2014 Omnibus Incentive Plan was approved by shareholders, pursuant to ASC Topic 718, and differs from the market value on March 31, 2014 as reported on page 23. The aggregate grant date fair value per share of restricted stock granted to Mr. Burns on April 1, 2014 was $8.51 and to Ms. Ball and Mr. Burns on August 19, 2014 was $8.24. The assumptions used in determining the grant date fair values of these restricted stock awards are set forth in Note 14 to our consolidated financial statements included in our 2014 Form 10-K.
(c)	Amounts in this column for all grants to the NEOs included in the table and for all periods reflect the aggregate grant date fair value of Option Awards consisting of stock appreciation rights to be settled in stock, granted under the 2007 Stock Incentive Plan and computed in accordance with ASC Topic 718. The aggregate grant date fair value per share of stock appreciation rights granted on June 1, 2013 and June 1, 2012 was $2.06 and $1.69, respectively. The aggregate grant date fair value per share of stock appreciation rights granted to Mr. Grubbs on April 1, 2013 was $2.10 and to Ms. Dean on June 20, 2013 was $1.86. The assumptions used in determining the grant date fair values of these stock appreciation rights are set forth in Note 13 to our consolidated financial statements included in our 2013 Form 10-K.

(d)	The “All Other Compensation” column for 2014 consists of the following amounts:
Name	401(k) Match(1)	Service Award	Moving Expenses	Severance Pay
Grubbs	—	—	—	—
Burns	—	—	85,727	—
Hensel	2,356	—	—	324,687
Anenberg	4,375	—	—	—
Ball	3,250	—	—	—
Dean	—	—	—	—

(1)	Consist of employer matching contributions to the 401(k) plan. See the discussion of our matching contributions under “401(k) Plan” above in the Compensation and Discussion Analysis.
(e)	Mr. Burns was appointed Chief Financial Officer, effective April 1, 2014, and Principal Accounting Officer, effective December 1, 2014.
(f)	Mr. Hensel resigned as Chief Financial Officer effective March 31, 2014 and retired from the Company effective June 4, 2014.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (i)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
William J. Grubbs	03/31/2014	03/31/2014	110,000	550,000	990,000	—	—	—	—	—
	03/31/2014	03/31/2014	—	—	—	11,245	56,227	56,227	112,454	669,101
William J. Burns	04/01/2014	02/17/2014	—	—	—	—	—	—	20,000	170,200
	06/01/2014	05/30/2014	56,000	280,000	504,000	—	—	—	—	—
	06/01/2014	05/30/2014	—	—	—	5,199	25,997	25,997	51,994	300,005
	08/19/2014	08/19/2014	—	—	—	—	—	—	10,000	82,400
Vickie Anenberg	06/01/2014	05/30/2014	46,475	232,375	418,275	—	—	—	—	—
	06/01/2014	05/30/2014	—	—	—	4,224	21,122	21,122	42,244	243,748
Susan E. Ball	06/01/2014	05/30/2014	33,480	167,400	301,320	—	—	—	—	—
	06/01/2014	05/30/2014	—	—	—	2,901	14,506	14,506	29,012	167,400
	08/19//2014	08/19/2014	—	—	—	—	—	—	6,068	50,000
Deborah Dean	06/01/2014	06/01/2014	25,000	125,000	225,000	—	—	—	—	—
	06/01/2014	06/01/2014	—	—	—	2,600	12,999	12,999	25,998	150,008

(1)	Amounts relate to the NEOs individual annual cash incentive as described in the Compensation Discussion and Analysis contained herein.
(2)	The number of shares relate to the performance-based share awards granted to the NEOs for 2014, which will vest as described in the Compensation Discussion and Analysis contained herein.
(3)	The stock awards include both restricted stock awards and performance-based share awards granted to the NEOs for 2014, as described in the Compensation Discussion and Analysis contained herein.
(4)	Grant date fair value is calculated by multiplying the number of shares times the fair value per award. The grant date fair value of the performance-based share awards is based on the probable outcome of the performance conditions as of the grant date. Refer to the footnotes to the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT 2014 YEAR-END

		Option Awards					Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(4)
William J. Grubbs	4/1/2013	12,500	37,500	—	5.35	04/1/2020	35,047	437,387	—	—
	3/31/2014	—	—	—	—	—	56,227	701,713	56,227	701,713

William J. Burns	4/1/2014	—	—	—	—	—	20,000	249,600	—	—
	6/01/2014	—	—	—	—	—	25,997	324,443	25,997	324,443
	8/19/2014	—	—	—	—	—	10,000	124,800	—	—

Emil Hensel	2/16/2005	23,000	—	—	15.60	2/16/2015	—	—	—	—
	5/06/2008	5,427	—	—	13.02	5/6/2015	—	—	—	—

Vickie Anenberg	2/16/2005	21,000	—	—	15.60	2/16/2015	—	—	—	—
	5/06/2008	3,131	—	—	13.02	5/6/2015	—	—	—	—
	6/01/2009	50,000	—	—	8.56	6/01/2016	—	—	—	—
	6/01/2010	15,000	—	—	8.09	6/01/2017	—	—	—	—
	6/01/2011	13,500	4,500	—	7.44	6/01/2018	—	—	—	—
	6/01/2011	—	—	—	—	—	4,500	56,160	—	—
	6/01/2012	15,000	15,000	—	4.35	6/01/2019	—	—	—	—
	6/01/2012	—	—	—	—	—	15,000	187,200	—	—
	6/01/2013	6,250	18,750	—	5.21	6/01/2020	—	—	—	—
	6/01/2013	—	—	—	—	—	18,750	234,000	—	—
	6/01/2014	—	—	—	—	—	21,122	263,603	21,122	263,603

Susan E. Ball	2/16/2005	20,000	—	—	15.60	2/16/2015	—	—	—	—
	5/06/2008	2,922	—	—	13.02	5/06/2015	—	—	—	—
	6/01/2009	30,000	—	—	8.56	6/01/2016	—	—	—	—
	6/01/2010	15,000	—	—	8.09	6/01/2017	—	—	—	—
	6/01/2011	11,250	3,750	—	7.44	6/01/2018	—	—	—	—
	6/01/2011	—	—	—	—	—	3,750	46,800	—	—
	6/01/2012	12,500	12,500	—	4.35	6/01/2019	—	—	—	—
	6/01/2012	—	—	—	—	—	13,500	168,480		—
	6/01/2013	5,625	16,875	—	5.21	6/01/2020	—	—	—	—
	6/01/2013	—	—	—	—	—	16,875	210,600	—	—
	6/01/2014	—	—	—	—	—	14,506	181,035	14,506	181,035
	8/19/2014	—	—	—	—	—	6,068	75,729	—	—

Deborah Dean	6/20/2013	5,625	16,875	—	4.92	6/20/2020	16,875	210,600	—	—
	6/1/2014	—	—	—	—	—	12,999	162,228	12,999	162,228

(1)	Awards issued prior to November 5, 2013 vest in four equal installments on the anniversary of the grant date, provided that the officer continues to be employed with us through each vesting date. Awards issued beginning November 5, 2013 vest in three equal installments on the anniversary of the grant date, provided that the officer continues to be employed with us through each vesting date.
(2)	Market value of shares is measured by reference to our closing stock price as of December 31, 2014 of $12.48.
(3)	Performance-based share awards, when earned, are subject to a two-year cliff vest. The amounts reflected in the table assume that all goals under the performance-based share awards will be achieved at the target level. The amounts indicated are not necessarily indicative of the amounts that may be realized by our NEOs.
(4)	Market value of shares is measured by reference to our closing stock price as of December 31, 2014 of $12.48.

OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(2)
William J. Grubbs	—	—	11,682	99,414
William J. Burns	—	—	—	—
Emil Hensel	149,375	470,275	25,625	147,856
Vickie Anenberg	—	—	22,000	126,940
Susan E. Ball	—	—	20,625	119,006
Deborah Dean	—	—	5,625	36,619

(1)	The value realized upon the exercise of the stock options represents the number of options multiplied by the difference between the closing stock price of our common stock on the date of the exercise and the exercise price of the options.
(2)	Value realized upon vesting of the stock awards represents the total number of shares vested multiplied by the closing price on the vesting date.

Potential Payments Upon Termination or Change in Control

The tables below describe and estimate the amounts and benefits that our NEOs would have been entitled to receive upon a change of control or a termination of their employment in certain circumstances, assuming such events occurred as of December 31, 2014 (based on the plans and arrangements in effect on such date). Where applicable, the amounts payable assume a $12.48 fair value of our Common Stock (the closing price on December 31, 2014). The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would have received in such circumstances. The tables exclude (i) compensation amounts accrued through December 31, 2014 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and (ii) vested account balances under our retirement plans that are generally available to all of our salaried employees. In addition, where applicable, the Cash Payment amounts include the actual amount paid to the NEOs for 2014, since the hypothetical termination or change of control date is the last day of the fiscal year for which the bonus is to be determined.

As disclosed elsewhere in this proxy statement, Mr. Hensel retired from the Company effective June 4, 2014 and received a lump sum payment in the amount of 324,687, which was equal to one year of his base salary, less any wages paid to him for the period from May 1, 2014 through June 3, 2014.

William J. Grubbs:	Non-Change of Control Termination without Cause or for Good Reason ($)(1)		Termination for Cause or Resignation without Good Reason ($)	Change of Control Termination without Cause or for Good Reason ($)		Change of Control without Termination ($)
Cash Payment	968,159	(2)	—	2,200,000	(8)	—
Health and Life Insurance Benefits	—		—	19,920	(9)	—
Acceleration of Equity Awards	—		—	2,108,187	(3)	2,108,187	(3)
Total Termination Benefits:	968,159		—	4,328,107		2,108,187

William J. Burns:	Non-Change of Control Termination without Cause ($)(1)		Termination for Cause or Resignation ($)	Change of Control Termination without Cause or for Good Reason ($)		Change of Control without Termination ($)
Cash Payment	400,000	(2)		1,360,000	(8)
Health and Life Insurance Benefits	14,671	(2)	—	29,342	(9)	—
Acceleration of Equity Awards	—		—	1,023,285	(3)	1,023,285	(3)
Total Termination Benefits:	414,671			2,412,627		1,023,285
Vickie Anenberg:	Non-Change of Control Termination without Cause ($)		Termination for Cause or Resignation ($)	Change of Control Termination without Cause or for Good Reason ($)(5)(6)		Change of Control without Termination ($)
Cash Payment	165,000	(7)	—	1,179,750	(8)	—
Health and Life Insurance Benefits	—		—	29,228	(9)	—
Acceleration of Equity Awards	—		—	1,285,508	(3)	1,285,508	(3)
Total Termination Benefits:	165,000		—	2,494,486		1,285,508
Susan E. Ball:	Non-Change of Control Termination without Cause ($)		Termination for Cause or Resignation ($)	Change of Control Termination without Cause or for Good Reason ($)(5)(6)		Change of Control without Termination ($)
Cash Payment	64,385	(7)	—	892,800	(8)	—
Health and Life Insurance Benefits	—		—	19,316	(9)	—
Acceleration of Equity Awards	—		—	1,106,885	(3)	1,106,885	(3)
Total Termination Benefits:	64,385		—	2,019,001		1,106,885
Deborah Dean:	Non-Change of Control Termination without Cause ($)	Termination for Cause or Resignation ($)	Change of Control Termination without Cause or for Good Reason ($)(5)(6)		Change of Control without Termination ($)
Cash Payment	4,808	—	375,000	(10)	—
Health and Life Insurance Benefits	—	—	14,466	(11)	—
Acceleration of Equity Awards	—	—	662,630	(3)	662,630	(3)
Total Termination Benefits:	4,808	—	1,052,096		662,630

(1)	“Cause” is generally defined under Mr. Grubbs’ employment agreement as: (i) an act or acts of fraud or dishonesty which results in the personal enrichment of him or another person or entity at the expense of the Company; (ii) his admission, confession, pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; (iii) his continued material breach of any obligations under his employment agreement for 30 days after the Company has given him notice thereof in reasonable detail, if such breach has not been cured by him during such period; or (iv) his gross negligence or willful misconduct with respect to his duties or gross misfeasance of office.

“Good Reason” is generally defined under Mr. Grubbs’ employment agreement as, without his written consent, the occurrence of any of the following events that are not cured by the Company within 30 days of written notice specifying the occurrence such Good Reason event, which notice will be given to the

Company within 90 days after the occurrence of the Good Reason event: (i) a material diminution in his then authority, duties or responsibilities; (ii) a material diminution in his base salary; (iii) a relocation of his principal business location to a location more than 50 miles outside of Boca Raton, Florida; or (iv) any material breach of the employment agreement by the Company.

(2)	For Mr. Grubbs, represents an amount equal to the sum of (i) one year base salary and (ii) his 2014 annual bonus, assuming that we exercised our right to subject him to the non-competition covenant set forth in his employment agreement for one year. For Mr. Burns, represents the sum of (i) one year base salary and (ii) one year health benefits.
(3)	Represents the value of unvested outstanding options, stock appreciation rights and restricted stock that would accelerate and vest on a change in control (as defined in the 2014 Omnibus Incentive Plan). In the case of options and stock appreciation rights, the value is calculated by multiplying the number of shares underlying each accelerated unvested award by the difference between the per share closing price of the Common Stock on December 31, 2014 and the per share exercise price. In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate by the per share closing price of the Common Stock on December 31, 2014 of $12.48. Awards issued on or after June 20, 2014 do not vest on change in control except at discretion of Committee. The above table assumes that all awards will vest upon a change in control.
(4)	“Cause” is generally defined under our general severance pay policy as: (i) an NEO engaging in actions that are injurious to us (monetarily or otherwise) or (ii) an NEO’s conviction for any felony or any criminal violation involving dishonesty or fraud.
(5)	Under the Severance Policy “cause” is as defined under an NEO’s employment agreement with us, but if the NEO does not have an employment agreement with us that defines “cause,” then “cause” is defined as termination due to an NEO’s insubordination, dishonesty, fraud, incompetence, moral turpitude, misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for us or an affiliate as determined by the Compensation Committee of the Board in its sole discretion; or (ii) in the case where there is an employment agreement, or similar agreement, in effect between us or an affiliate and the NEO at the termination date that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement that conditions “cause” on occurrence of a change of control, such definition of “cause” shall not apply until a change of control actually takes place and then only with regard to a termination thereafter. Notwithstanding the foregoing, an NEO shall be deemed to be terminated for “Cause” if the NEO: (i) breaches the terms of any agreement between the Company or an affiliate and the NEO including, without limitation, an employment agreement or non-competition agreement or (ii) discloses to anyone outside the Company or its affiliates, or uses in other than the Company’s or its affiliates’ business, without written authorization from the Company, any confidential information or proprietary information, relating to the business of the Company or its affiliates acquired by the NEO prior to the termination date.
(6)	“Good reason” (called an “involuntary termination” under the Severance Policy) is generally defined under the Severance Policy as: (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the NEO’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the NEO from such position, duties and responsibilities, unless the NEO is provided with comparable duties, position and responsibilities; provided , however , that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute an “Involuntary Termination”; (ii) a reduction by the Company of the NEO’s base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the NEO is entitled immediately prior to such reduction with the result that the NEO’s overall benefits package is materially reduced (unless such reduction is applicable to all employees); or (iv) without the NEO’s express written consent, the relocation of the NEO to a facility or a location more than thirty-five (35) miles from his or her current location.
(7)	Represents one week’s base salary for each full year of continuous service with us.

(8)	Represents two times the sum of base salary plus target bonus. The severance benefits payable under the Severance Policy are subject to reduction to avoid any excise tax on “parachute payments” if the NEO would benefit from such reduction as compared to paying the excise tax.
(9)	Represents two years of continued health and life insurance benefits.
(10)	Represents one times the base salary plus target bonus. The severance benefits payable under the Severance Policy are subject to reduction to avoid any excise tax on “parachute payments” if the NEO would benefit from such reduction as compared to paying the excise tax.
(11)	Represents one year of continued health and life insurance benefits.

RELATED PARTY TRANSACTIONS

On an ongoing basis, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

Our Director, W. Larry Cash, is a director and the Executive Vice President and Chief Financial Officer of Community Health Systems. During our fiscal year ended December 31, 2014, we provided healthcare staffing services to Community Health Systems resulting in revenues to us of $13,051,993.

Our Director, Joseph A. Trunfio, is the President and Chief Executive Officer Atlantic Health System. During our fiscal year ended December 31, 2014, Cross Country entered into an exclusive vendor management arrangement with Atlantic Health System pursuant to which Cross Country Staffing is the sole vendor manager for certain healthcare staffing services. In 2014, this resulted in revenues to us of $4,786,636.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal controls, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.crosscountryhealthcare.com.

Management has the primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with U.S. generally accepted accounting principles, as well as expresses an opinion on the effectiveness of internal control over financial reporting, and discusses with us any issues they believe should be raised with us.

The Audit Committee reviewed the Company’s unaudited financial statements for each calendar quarter of 2014 as well as the Company’s audited financial statements for the 2014 fiscal year and reviewed and discussed the financial statements with management and Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm. Management has represented to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

We have received from E&Y the written disclosures and the letter required by Rule 3526 of Public Company Accounting Oversight Board (“PCAOB”), “Communication with Audit Committee Concerning Independence” and discussed with E&Y its independence from the Company and its management. The Audit Committee also discussed with E&Y any matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees”.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

THE AUDIT COMMITTEE
W. Larry Cash, Chairman Gale Fitzgerald, Member Richard M. Mastaler, Member

PROPOSAL I

ELECTION OF SEVEN DIRECTORS TO THE COMPANY’S BOARD OF DIRECTORS

The election of the following seven directors to our Board of Directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified:

W. Larry Cash

Thomas C. Dircks

Gale Fitzgerald

William J. Grubbs

Richard M. Mastaler

Mark Perlberg

Joseph A. Trunfio, PhD

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL I.

PROPOSAL II

APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2014 was Ernst & Young LLP (“E&Y”). After conducting a request for proposal and a comprehensive process, the Company’s Board of Directors believes it is in the best interest of the stockholders to change independent registered public accounting firms and to appoint Deloitte & Touche LLP (“Deloitte”). In arriving at its appointment, the Audit Committee reviewed Deloitte’s estimated fees for 2015, as well as its reputation for integrity and competence in the fields of accounting and auditing.

E&Y’s fees for services rendered during the fiscal years ended December 31, 2014 and December 31, 2013 were:

	2014	2013
Audit Fees	$1,706,632	$1,255,650
Audit-Related Fees	160,510	107,859
Tax Fees	35,978	113,211
All Other Fees	1,995	1,995
Total	$1,905,115	$1,478,715

Audit Fees consist of the fees billed for professional services rendered for our annual financial statements and review of the financial statements included in our Form 10-Q and services that are provided in connection with statutory and regulatory filings or engagements. Audit Fees for 2014 and 2013 included three quarterly reviews for each year. This category also includes: fees for comfort letters, consents, assistance with and review of documents filed with the Commission, Section 404 attest services, work done by tax professionals in connection with the audit or quarterly review, and accounting consultations billed as audit services, as well as other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees consist of the fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and are not reported under Audit Fees.

Tax Fees consist of services rendered for tax compliance, advice and planning.

All Other Fees consist of fees for products and services other than the services reported above.

All of the fees described above were approved by the Audit Committee in advance. E&Y has audited our financial statements since the year of our establishment in 1999.

The Audit Committee has considered, and is satisfied that, the provision of the services provided by E&Y represented under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the principal accountants’ independence.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

It is the Company’s policy that the Audit Committee pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year. The Chairman of the Audit Committee has been vested with the authority to approve or pre-approve services to be provided by the independent auditors when expedition of services is necessary, provided that the Chairman reports any approval or pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee is prohibited from delegating its responsibility to pre-approve services of the independent auditor to management. None of the services of the independent auditors were approved by the Audit Committee pursuant to a waiver of the Commission’s rules regarding pre-approval.

Changes in Registrant’s Certifying Accountant

Dismissal of Current Independent Registered Public Accounting Firm

On March 10, 2015, the Company notified E&Y that it had been dismissed as the Company’s independent registered public accounting firm effective on March 10, 2015. The decision to change principal accountants was approved by both the Audit Committee and the Company’s Board of Directors.

E&Y’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2014 and December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2014 and December 31, 2013, there were (i) no disagreements between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for a material weakness in the Company's internal control over financial reporting related to the Company's review of significant non-routine accounting matters as it related to the fair value estimation of its indefinite-lived intangible assets and the valuation allowance on its deferred tax assets, identified in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Management's Report on Internal Control Over Financial Reporting included in Item 9A of Form 10-K for the year ended December 31, 2014, states that such material weakness was remediated in 2014.

The Company provided E&Y with a copy of disclosures it is making in this Proxy Statement.

Engagement of New Independent Registered Public Accounting Firm

The Audit Committee conducted a comprehensive competitive process to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015. On March 10, 2015, the Audit Committee selected, and the Board of Directors approved, the selection of Deloitte as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015. On March 10, 2015, the Company's management notified Deloitte that it had been selected as its independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015. The engagement is subject to completion by Deloitte of its customary client acceptance procedures.

During the fiscal years ended December 31, 2014 and December 31, 2013, and the subsequent interim periods through the date of this filing, neither the Company nor anyone on its behalf has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Deloitte with a copy of disclosures it is making in this Proxy Statement.

Representatives of Deloitte are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

Recommendations

The Audit Committee deems the appointment of Deloitte as our independent registered public accounting firm to be in the best interest of the Company and its stockholders and recommends that holders of the Common Stock vote FOR Proposal II.

The affirmative vote of holders of a majority of shares represented at the Annual Meeting, in person or by proxy and entitled to vote is required for the appointment of the Audit Committee’s selection of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this Proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ADOPTION OF PROPOSAL II.

PROPOSAL III

NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 27, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2015 annual general meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2015 annual general meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors has adopted a policy providing for an annual “say-on-pay” advisory vote. Unless the Board of Directors modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2015.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER COMPENSATION TABLES, AND ANY RELATED INFORMATION CONTAINED IN THIS PROXY STATEMENT. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

DEADLINES FOR SUBMISSION OF PROXY PROPOSALS AND OTHER BUSINESS

Stockholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2016, in addition to meeting certain eligibility requirements established by the Commission, must be in writing and received by the General Counsel at the Company’s principal executive offices on or prior to December 3, 2015. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. Notice of any stockholder proposal must include various matters as prescribed by the Commission, including a clear and concise description of the proposal, and the reasons for proposing it. The proxy solicited by the Board of Directors for the 2016 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

ANNUAL REPORT

The Company has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, or the 2014 Form 10-K, with the Commission which is available free of charge through our Internet website, www.crosscountryhealthcare.com. Stockholders may obtain a printed copy of the 2014 Form 10-K by writing to our Investor Relations department at 6551 Park of Commerce Blvd. N.W., Boca Raton, Florida, 33487. In response to such request, we will furnish without charge the 2014 Form 10-K including financial statements, financial schedules and a list of exhibits. A copy of our Annual Report for the year ended December 31, 2014, which includes the 2014 Form 10-K, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting and who request a 2014 Form 10-K be mailed to them. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

By Order of the Board of Directors,

Susan E. Ball General Counsel and Secretary April 2, 2015

PROXY

CROSS COUNTRY HEALTHCARE, INC.
6551 Park of Commerce Boulevard, NW
Boca Raton, Florida 33487

This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 2, 2015, hereby appoints William J. Grubbs and Thomas C. Dircks as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Cross Country Healthcare, Inc. held of record by the undersigned on March 17, 2015, at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on Tuesday, May 12, 2015 at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036-8299 and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

CROSS COUNTRY HEALTHCARE, INC.’S BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE FOLLOWING PROPOSALS

I.	PROPOSAL TO ELECT SEVEN DIRECTORS FOR TERMS EXPIRING AT THE 2016 ANNUAL MEETING.

Nominees: William J. Grubbs, W. Larry Cash, Thomas C. Dircks, Gale Fitzgerald, Richard M. Mastaler, Mark Perlberg, and Joseph A. Trunfio, PhD

VOTE FOR ALL NOMINEES LISTED ABOVE ☐

WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED ABOVE ☐

VOTE FOR ALL NOMINEES LISTED ABOVE EXCEPT ☐

INSTRUCTION: To withhold authority to vote for any individual, write that nominee’s name on the space provided below.

The Board of Directors recommends your vote FOR proposals I and II

II.	PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

☐ FOR         ☐ AGAINST         ☐ ABSTAIN

III.	PROPOSAL TO APPROVE NON-BINDING ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

☐ FOR         ☐ AGAINST         ☐ ABSTAIN

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(See reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL I AND “FOR” PROPOSALS II and III.

Dated: , 2015

Signature

Signature
MATERIALS ELECTION

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.	☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.